UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        XL GENERATION INTERNATIONAL INC.
                 (Name of small business issuer in its charter)

           Nevada                              3990                     20-0909393
  (State or Jurisdiction of       (Primary Standard Industrial        (IRS Employer
incorporation or organization)     Classification Code Number)    Identification Number)

                           460 Saint-Gabriel, Suite 21
                            Montreal, Quebec H2Y 2Z9
                                     Canada
                                 (514) 397-0575
          (Address and telephone number of principal executive offices)

                           460 Saint-Gabriel, Suite 21
                            Montreal, Quebec H2Y 2Z9
                                     Canada
                    (Address of principal place of business)

                        Corporate Creations Network Inc.
                     8275 South Eastern Avenue, Suite 200-47
                               Las Vegas, NV 89123
                                 (800) 672-9110
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                             Number of          Proposed maximum           Proposed maximum
 Title of each class of securities to    Securities to be    offering price per unit   aggregate offering price       Amount of
             be registered                  registered                 (1)                       (1)               registration fee
------------------------------------------------------------------------------------------------------------------------------------
             Common Stock                    5,533,333                $4.00                  $22,133,332              $2,368.27
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock underlying Series A
Warrants exercisable at $1.25 per share      1,441,111                $4.00                  $ 5,764,444              $  616.79
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock underlying Series B
Warrants exercisable at $1.25 per share      1,400,000                $4.00                  $ 5,600,000              $  599.20
------------------------------------------------------------------------------------------------------------------------------------
                 Total                       8,374,444                $4.00                  $33,497,776              $3,584.26
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of the basis of $4.00 per share as the average of the high and low prices of the Registrant's common stock on January 10, 2006 as quoted on the Over-the-Counter-Bulletin-Board quotation system.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

              Subject to Completion Dated ___________________, 2006

                        XL GENERATION INTERNATIONAL INC.

                                   Prospectus

                        8,374,444 Shares of Common Stock

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "XLGI." On January 10, 2006, the closing price of our common stock was $4.00.

This prospectus relates to the sale of up to 8,374,444 shares of our common stock, par value $.001 per share, by certain selling stockholders (the "Selling Stockholders"). The shares offered by this prospectus include 5,533,333 presently outstanding shares of common stock and a up to a maximum of (i) 1,441,111 shares of the Company's common stock issuable upon the exercise of certain Series A Warrants issued by the Company on November 8, 2005 (the "Series A Warrants"); and (ii) 1,400,000 shares of the Company's common stock issuable upon the exercise of certain Series B Warrants issued by the Company on December 6, 2005 and December 27, 2005 (the "Series B Warrants"). Upon the effective date of this registration statement, these shares may be sold by the Selling Stockholders from time to time in the over-the-counter market or such other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to certain agreements the Company has entered into, the Company is obligated to register these 8,374,444 shares of common stock. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will, however, receive payment in the event that the aforementioned Series A Warrants and Series B Warrants are exercised. One Series A Warrant or Series B Warrant and $1.25 will entitle the holder of such warrant to acquire one share of the Company's common stock. The Series A Warrants will be exercisable until November 8, 2007. The Series B Warrants will be exercisable until June 6, 2006. We will bear all expenses of the registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

See "Risk Factors" beginning on page 4 to read about certain risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is _____________, 2006.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this Prospectus is complete and accurate only as of the date on the front cover of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the shares of common stock.

                                TABLE OF CONTENTS

                                                                        Page No.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................3
ABOUT THIS PROSPECTUS..........................................................3
WHERE YOU CAN FIND MORE INFORMATION............................................3
SUMMARY OF OUR OFFERING........................................................4
RISK FACTORS...................................................................4
USE OF PROCEEDS................................................................8
DETERMINATION OF OFFERING PRICE................................................9
DILUTION.......................................................................9
PLAN OF DISTRIBUTION...........................................................9
LEGAL PROCEEDINGS.............................................................11
DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS.................11
BIOGRAPHICAL INFORMATION REGARDING OFFICERS AND DIRECTORS.....................11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................13
SELLING STOCKHOLDERS..........................................................14
DESCRIPTION OF SECURITIES.....................................................16
INTEREST OF NAMED EXPERTS AND COUNSEL.........................................17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION..........................18
DESCRIPTION OF BUSINESS.......................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND
RESULTS OF OPERATIONS.........................................................22
DESCRIPTION OF PROPERTY.......................................................24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................24
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................27
EXECUTIVE COMPENSATION........................................................28
INDEX TO FINANCIAL STATEMENTS.................................................29
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.................................54

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company's management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," "could," or "would" or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB.

                              ABOUT THIS PROSPECTUS

We have filed with the Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

                       WHERE YOU CAN FIND MORE INFORMATION

In addition to this registration statement, we file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a web site, at http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us.

You may also request a copy of our filings at no cost, by writing or telephoning us at:

                        XL Generation International Inc.
                           460 Saint-Gabriel, Suite 21
                            Montreal, Quebec H2Y 2Z9
                                     Canada
                                 (514) 397-0575
                         Attn: Claude Pellerin, Counsel

                             SUMMARY OF OUR OFFERING

Our Business

This summary highlights selected information about XL Generation International Inc. (referred to herein as "we," "us," the "Registrant" or the "Company"). It may not contain all of the information that you find important. You should carefully read this entire document, including the "Risk Factors," our financial statements and their related notes, and the other documents incorporated by reference.

We are the holding company of a Swiss entity, XL Generation AG, which is the manufacturer of an artificial sport surface called "XL Turf." XL Turf is designed to reduce accidents while reproducing the natural feeling of playing on grass. The Company aspires to become the leading global force in the artificial turf and flooring markets by building the strength of the XL brand and developing strategic partnerships with key regional turf and flooring providers.

The Company was organized under the laws of the States of Nevada on March 18, 2004 as Cygni Systems Corporation. The Company was originally formed with the intent of raising funds and entering into business as a software design company. A change of control of the Company occurred on June 17, 2005. On August 19, 2005, the Company acquired its sole wholly-owned operating subsidiary, XL Generation AG. The Company has no other subsidiaries. In connection with this acquisition, the Company changed its name to XL Generation International Inc. and changed its fiscal year end from April 30th to December 31st.

The Following is a brief summary of this offering:

This prospectus relates to the sale of up to 8,374,444 shares of our common stock, par value $.001 per share, by certain selling stockholders (the "Selling Stockholders"). The shares offered by this prospectus include 5,533,333 presently outstanding shares of common stock and a up to a maximum of (i) 1,441,111 shares of the Company's common stock issuable upon the exercise of certain Series A Warrants issued by the Company on November 8, 2005 (the "Series A Warrants"); and (ii) 1,400,000 shares of the Company's common stock issuable upon the exercise of certain Series B Warrants issued by the Company on December 6, 2005 and December 27, 2005 (the "Series B Warrants"). Upon the effective date of this registration statement, these shares may be sold by the Selling Stockholders from time to time in the over-the-counter market or such other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to certain agreements the Company has entered into, the Company is obligated to register these 8,374,444 shares of common stock. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will, however, receive payment in the event that the aforementioned Series A Warrants and Series B Warrants are exercised. One Series A Warrant or Series B Warrant and $1.25 will entitle the holder of such warrant to acquire one share of the Company's common stock. The Series A Warrants will be exercisable until November 8, 2007. The Series B Warrants will be exercisable until June 6, 2006. We will bear all expenses of the registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

                                  RISK FACTORS

An investment in the common stock offered by this prospectus and any prospectus supplement involves a substantial risk of loss. You should carefully consider the risks described below and the other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement including our financial statements and the related notes, before you purchase any of our shares of common stock. We have identified below all material risks known to us and anticipated by us at present. Unforeseen risks and uncertainties may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

                          Risks Related to Our Business

Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations. Our auditors issued a going concern opinion as at December 31, 2004. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits from our operations. We have a history of operating losses, limited funds and may continue to incur operating losses. In addition, the going concern opinion could make it more difficult for us to secure additional financing on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. If our losses continue and we are unable to secure additional financing, we may ultimately be required to seek protection from creditors under applicable bankruptcy laws.

The Company experienced losses during the first nine months of 2005. This raises substantial doubt about the Company's ability to continue as a going concern. With respect to the nine-months ending September 30, 2005, the Company has incurred losses of $3,001,562 (compared with losses of $211,246 for the nine-months ending September 2004). The Company has negative working capital for the year of $3,427,637 (compared with $40,822 in negative working capital for the nine-months ending September 30, 2004), and a stockholders' deficit of $4,918,014 as of September 2005 (compared with a $2,016,465 deficit for the nine-months ending September 30, 2004). All of these developments raise substantial doubt about the Company's ability to continue as a going concern.

We have a limited operating history on which investors can evaluate our future prospects and therefore any investment in the Company is speculative. The size and structure of our Company has changed significantly over the past year. Our recent reports of operations may not be sufficient to assess our future prospects. Our likelihood of success must be considered in light of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, unforeseen expenses, complications and delays, established competitors and other factors. The quality of products and skills of management are no assurance that we will ever achieve profitable operations.

We may not be able to develop or manage our internal growth. If we are not successful in managing and growing our business, then the value of your investment may be harmed. Our growing existing businesses may strain our management, human resources and information systems. To manage our growth successfully, we will have to add managers and employees and update our operating, financial and other systems, procedures and controls.

Our operating results are difficult to forecast, because they generally depend on market influences and acceptability of our products. We may be unable to adjust our expenses in a timely manner to compensate for an unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In addition, we are and will continue to be subject to numerous risks, uncertainties, expenses, delays, and difficulties due to a variety of factors, including:

o     Availability of all of the products we sell;
o     Cancellation of a key agreement with customers or suppliers;
o Increased competition or reductions in the prices that we are able to charge;
o Cancellations or delays of customer product orders, or the loss of a significant customer;
o     Reductions in general consumer demand for the types of products we sell;
o Reductions in the average selling price for our products as a result of competitive factors;
o Consequences of consumer acceptance and adoption of new product or service introductions;
o Increased costs charged by our suppliers or changes in the delivery of products to us; and
o     Increased competition.

Accordingly, our financial results in any prior fiscal period are not necessarily indicative of results for future periods.

Because we have historically incurred losses and these losses may increase in the future, we must begin generating a profit from our operations. If we do not begin generating a profit we may have to suspend or cease operations. As a result, you may lose your investment. The Company has never been profitable. Funds on hand together with relatively low revenues will not sustain operations for the next year. We will need to raise additional capital to sustain our operations. In order to become profitable, we will need to generate significant revenues to offset our cost of revenues, sales and marketing, research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may continue or increase in the future in which case you might lose your investment.

We have experienced a history of losses and expect to incur future losses. Therefore, we must continue to raise money from investors to fund our operations. If we are unable to fund our operations, we will cease doing business. The Company has experienced losses, principally from costs incurred in the consolidation of the acquisition of XL Generation AG, funding the activities of XL Generation AG to develop its current technologies, and the marketing of our products and services. We expect to incur significant operating losses and negative cash flows over the next several months due to the costs of expanded marketing of our products and services. We will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Even if we do achieve profitability, we may not be able to sustain or increase profitability. We are a development stage company focused on market development. Previously, we have raised money from investors and business partners to fund our operations. If we can't fund our operations through product sales and investments by third parties, we will have to cease operations.

We may not be able to obtain additional financing when needed or on acceptable terms. Our inability to obtain any needed financing, or the terms on which it may be available, if at all, could have a material adverse effect on our business. We have never been profitable and we do not expect that funds on hand, together with relatively low revenues, will sustain our operations for the next year. We will need to raise additional capital to sustain our operations or to pursue our acquisition strategy. We cannot assure you that any required additional financing will be available or, if it is, whether it will be on acceptable terms. Our inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse effect on our business. As a result, we could have to suspend or cease our operations and you could loose your entire investment.

We depend on a few manufacturers to obtain materials used in our products. Any significant delay in our ability to obtain these materials from our suppliers could cause harm to our business. We contract with suppliers to obtain certain materials used in our products and our dependence on a limited number of suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative suppliers could cause our business, financial condition and results of operations to suffer.

Possible changes in environmental and other regulations could be difficult and costly for the Company or its suppliers to comply with and could force us to change our business plan. Such a change of plan could result in a reduction in our profits. Unforeseen changes in environmental regulations could make it difficult, or even impossible for the Company or its suppliers to acquire required permits. Changes in Federal, State and local laws in the United States and other nations could make it difficult or impossible for the Company and its suppliers to comply with emission, storage, operation, transportation and safety regulations.

We are highly dependent on our executive management and other key employees. The loss of any executive officers or other key personnel could adversely affect our management and operations. We rely heavily on our executive management and key employees to provide services and for continued business development, including, in particular, Alain Lemieux, our president and chief executive officer. We are currently planning to negotiate employment agreements which contain non-competition and non-solicitation provisions with most of our executive managers and other key employees, with the exception of Mr. Lemieux. Our business could be materially adversely affected if a number of our executive officers, managers and other key employees were to leave us and if we were unable to enforce the non-competition and non-solicitation agreements or to attract and retain qualified replacements.

The Company does not own the intellectual property it utilizes in the operation of its business. The loss or impairment of rights to use third-party intellectual property could adversely affect our ability to conduct business. The intellectual property we utilize in the conduct of our business is owned by WKF/5 Ltd, a Maltese corporation controlled (and majority owned) by the Alain Lemieux Trust. The Alain Lemieux Trust is a trust formed in the Jersey Islands, and is the owner of 13,500,000 shares of the Company's common stock (13,000,000 of these shares are held for the benefit of Mr. Alain Lemieux, our President and CEO, as well as a member of our board of directors). We have been granted a worldwide exclusive license (the "License Agreement") to manufacture, assemble, sell, distribute and promote all products covered by the intellectual property. The License Agreement shall continue in full force and effect until it automatically expires upon the later of (a) the termination or expiration date of the latest patent granted; or (b) the expiration date of any extension made pursuant to the License Agreement. A dispute between the Company and the Alain Lemieux Trust, or the termination of the License Agreement, would impact the Company's ability to sell its current products.

Our business depends on the protection of intellectual property and proprietary information. If we are not able to adequately protect the intellectual property licensed to us, then our business and operations will be adversely affected. We rely on a combination of trade secret and trademark laws, confidentiality procedures, contractual provisions and patent and copyright laws to protect the value of our license in the products we distribute. These measures may not be adequate to protect our license. As a result, unauthorized third parties may copy or otherwise obtain and use our products. To enforce our proprietary rights, we may have to engage in litigation to defend and enforce the intellectual property rights, either domestically or in other countries, and we could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any of our attempts to enforce the intellectual property rights may not be successful, may result in the loss of the intellectual property altogether. Further, we may not have adequate funds available to prosecute actions to protect or defend the proprietary rights, in which case those using the proprietary rights may continue to do so in the future. Even if we succeeded in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on the intellectual property.

Our trademarks may not give us adequate branding protection. As a result, third parties may appropriate our branding efforts that may adversely affect our competitive edge and cause our revenues to decrease. There is no assurance that third parties may not infringe on the trademarks we depend upon. In order to protect our trademark rights, we may have to file lawsuits and obtain injunctions. If we do that, we will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if we obtain the injunctions, there is no assurance that those infringing on our trademarks will comply with the injunctions. Further, we may not have adequate funds available to prosecute actions to protect or to defend our trademarks, in which case those infringing on our trademarks could continue to do so in the future.

Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our products and services. Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all.

Changes in sports regulations and sports licensing requirements could have a material adverse effect on our business. Changes in these regulations or the adoption of new regulations could adversely affect our business. Our business is subject to the regulations and requirements of various sports federations and organizational bodies. Any official changes or adoption of unofficial preferences by such sports federations and organizational bodies could adversely affect our business.

Competitive conditions could materially adversely affect our businesses. The markets in which we do, and intend to do, business is highly competitive with few barriers to entry. In all market segments in which we operate, there are many competitors, some of which are significantly larger, have access to much more important resources or capital than us, or have better reputations among potential customers in the delivery of particular services or products.

We may be exposed to liability claims from injuries or mishaps occurring on sports surfaces built from our products. We have liability insurance coverage; however, if a judgment is rendered against us in excess of the amount of our coverage, we may have to cease operations. If we are sued for any reason, we will have to rely on our liability insurance to pay any judgment rendered against us. If a judgment is rendered against us for any amount of money over our coverage, we may have to cease operations.

Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses and adversely affect our business. We have suppliers that are located outside Canada and the U.S. Our functional currency is American dollars and we report our results in U.S. dollars. Fluctuations in the value of the Euro, Swiss Francs, Canadian and U.S. dollars are difficult to predict and can cause us to incur currency exchange costs. We cannot predict the effect of exchange rate fluctuations on our future operating results. Such results may have a detrimental impact on our business.

Our Company has never paid dividends. This fact may adversely impact our stock's price. Our company has not paid dividends on its common stock since inception, and does not intend to pay dividends in the near future. This fact may discourage certain potential investors from purchasing our shares.

Because a limited number of our stockholders collectively continue to own a majority of our stock, they may act, or prevent certain types of corporate actions, to the detriment of other stockholders. Our directors, officers and greater than five percent of stockholders own a significant amount of our outstanding common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions.

Because the market for our common stock is limited, you may not be able to resell your shares of common stock. You should consider your investment in the Company to be illiquid for the foreseeable future. There is currently only a limited trading market for our common stock. Our common stock is trading on the Over-the-Counter-Bulletin-Board quotation system, under the symbol XLGI. You may not be able to sell or trade your shares of common stock because of thin volume and volatile pricing.

Because our common stock is subject to penny stock rules, the liquidity of your investment may be restricted. Our common stock is now and may continue to be in the future subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale, pursuant to this prospectus, of the shares of our common stock by the Selling Stockholders. In the event of the exercise of the Series A and Series B Warrants, we will receive proceeds in an amount of up to $3,551,388.75. There can be no assure that any of the Series A or Series B Warrants will be exercised. If the Series A or Series B Warrants are exercised, we will use such proceeds for the research and development of products by our subsidiary, XL Generation AG, and for general administrative expenses.

                         DETERMINATION OF OFFERING PRICE

The shares of common stock that are being offered for sale by the Selling Stockholders are at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                                    DILUTION

As of the date of this Prospectus, we have 30,050,333 shares of our common stock issued and outstanding. In addition, we have outstanding warrants exercisable to purchase 2,841,111 shares of our common stock. In the event that all of these warrants are exercised, we will have 32,891,444 shares issued and outstanding. Our current strategy for growth contemplates that we may issue additional shares of our common stock that will cause further dilution. In the event that any financing be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

                              PLAN OF DISTRIBUTION

This offering will start on the date the Securities and Exchange Commission declares this registration statement effective. The Selling Stockholders, their pledgees, donees, transferees or other successors in interest, may from time-to-time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The Selling Stockholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, at prices at or related to the then-current market price or at negotiated prices. The Selling Stockholders will determine the specific offering price of the shares from time-to-time that, at that time, may be higher or lower than the market price of our common stock on the Over-the-Counter Bulletin Board. Usual and customary brokerage fees will be paid by each Selling Stockholder.

Each Selling Stockholder purchased the securities registered hereunder either in the ordinary course of business of the Company or acquired the securities in exchange for their business purchased by the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

No Selling Stockholders are broker-dealers or affiliates of broker-dealers.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The method by which the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

o sales on the Over-the-Counter Bulletin Board or other securities quotation system or exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

o     sales in privately negotiated transactions;

o     sales for their own account pursuant to this prospectus;

o through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

o cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

o purchases by broker-dealers who then resell the shares for their own account;

o     brokerage transactions in which a broker solicits purchasers;

o     any combination of these methods of sale; and

o     any other method permitted pursuant to applicable law.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders.

The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby.

There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares.

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliate a party adverse to us in any legal proceeding.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS

The following table presents information with respect to our directors as of the date of this prospectus:

Name                                     Age         Position
Alexander C. Gilmour CVO                 74          Chairman of the Board
Alain Lemieux                            47          CEO, President and Director
Flemming Munck                           42          CFO and Director
Daniel Courteau                          49          Secretary and Director
Harnam Kakkar                            69          Director
Claude Pellerin                          35          Director

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating or compensation committees. At the present time, members of the board of directors are not compensated for their services to the board. The board has an audit committee consisting of Mr. Daniel Courteau and Mr. Harnam Kakkar.

            BIOGRAPHICAL INFORMATION REGARDING OFFICERS AND DIRECTORS

Alexander Clement Gilmour, Director and Chairman of the Board. Mr. Gilmour has served as a director of the Company since August, 2005. Mr. Gilmour was a corporate finance stockbroker with Joseph Sebag and Carr Sebag from 1957 until 1982. Since then he has been on the Board of several companies in the United Kingdom and Hungary, including Konzum, from 1996 until 2000, and Pharma Ltd. from 1997 until 1999. His other activities have included serving as a Governor of the London School of Economics for over 25 years (he is now an Honorary Fellow), Chairman of the National Playing Fields Association for 13 years, President of the South London Chamber of Commerce, Director of the Tate Gallery Foundation, as well as being associated with the Community Foundation movement and other charities in the United Kingdom. For his voluntary work he was made a Commander of the Royal Victorian Order (CVO). He has recently been made a Trustee of the British Garden in Hanover Square, New York. Since 2003, he has served as a consultant to the eye2 group of companies in the United Kingdom.

Alain Lemieux, Director, President and CEO. Mr. Lemieux has served as an officer and director of the Company since August, 2005. Mr. Lemieux is also President and CEO of XL Generation AG, positions he has held since February of 2004. Mr. Lemieux is the inventor of the XL Turf technology used by XL Generation AG. Mr. Lemieux continues to oversee XL Generation AG's R & D. In 1998, Mr. Lemieux founded NuGreen surfaces, a company dedicated to researching and developing the use of molded Expanded Polypropylene for different surfaces which would be used for sports, residential purposes and roofing. In 2005, Mr. Lemieux was appointed Ambassador Extraordinary Plenipotentiary & Vice-Secretary General of CISRI-ISP, an Observer Mission to the United Nations. From April, 2002 until March, 2004, Mr. Lemieux was the President and a director of Symbior Technologies Inc. of Montreal, Canada, which became bankrupt in October of 2004.

Flemming Munck, Director, CFO and Treasurer. Mr. Munck has served as an officer and director of the Company since August, 2005. Mr. Munck is an accountant who has held an extensive range of financial management postings for prominent global corporations. His most recent positions have included serving from January, 2004 to December, 2004 as Interim Finance Director for Business Development for Stagecoach Group, and acting as Finance Director for the Sheffield Supertram system from January, 2004 to December, 2004. Prior to these assignments, Mr. Munck's positions included serving as Corporate Controller for Bookham Technology Inc., Commercial & Finance Director for Eye2 Partnership, Divisional Finance Director for Serco Group Plc., Project Manager for Catalyst Housing Group, Finance Director and Treasurer for Avenance Ltd. and Finance Director for Gate Gourmet.

Daniel Courteau, Director and Secretary. Mr. Courteau has served as a director of the Company since August, 2005, and is a member of the Company's audit committee. Mr. Courteau is a tax attorney. Since 2000, Mr. Courteau has also been a Director and Secretary of Junex, an oil and gas corporation, formed in Quebec and listed on the Toronto Stock Exchange. From April of 2002 until November, 2003, Mr. Courteau was a director of Symbior Technologies Inc., of Montreal, Canada, which became bankrupt in October of 2004.

Harnam Kakkar, Director. Mr. Kakkar has been a Director of the Company since December of 2005, and is a member of the Company's audit committee. Mr. Kakkar's work has included providing management advisory services to various private companies in Canada. These services include taxation, accounting, financing, labor negotiations, and cash flow management. Mr. Kakkar is the founder and chairman of Kakkar and Associates Limited, a family owned business since 1978, and is a director of 128023 Canada Inc., which is the holding company of Kakkar and Associates Limited. He has also presented seminars on financing and government grants in Canada. In addition, Mr. Kakkar has taught management accounting at McGill University in the Faculty of Management's Continuing Education Program. Mr. Kakkar has served as the president of the Order of Certified Management Accountants of Quebec.

Claude Pellerin, Director. Mr. Pellerin is a corporate attorney and a partner in the law firm of Hovington Pellerin Simard S.e.n.c. Since 2002, Mr. Pellerin has served as Director, President, Treasurer and Secretary of Capex Investments (Canada) Limited, an investments and financing corporation based in Montreal, Quebec. From 2001-2002, Mr. Pellerin served as a Secretary for Equilar Capital Corporation, an Ontario Corporation listed on the Toronto Stock exchange. Between 2002 and 2004, Mr. Pellerin served as Vice President for legal affairs for Manaris Corporation, a Nevada corporation listed on the OTCBB. Since 2003, Mr. Pellerin has served as Secretary of Gourmet Flash Inc., a Quebec corporation, and from 2004-2005 served as a Director to Canadian Security Agency
(2004) Inc. Mr. Pellerin served as the Company's President, Secretary and Treasurer from June 17, 2005 until August 19, 2005, at which time he resigned as an officer but remained a director of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the date of this prospectus by (i) each director of the Company, (ii) each of the Company's officers named in the Summary Compensation Table, (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated. The percentage of ownership set forth below reflects each holder's ownership interest in the 30,050,333 shares of the Company's common stock outstanding as of January 4, 2006, after giving effect to any warrants held by such holder.

                    Amount and Nature of Beneficial Ownership

-------------------------------------------------------------------------------------------------------------------
Name and Address of Beneficial Owner (1)            Shares        Options/ Warrants       Total             Percent
-------------------------------------------------------------------------------------------------------------------
Alain Lemieux (2)(3)                              13,000,000                  0         13,000,000            43.3%
-------------------------------------------------------------------------------------------------------------------
Flemming Munck (4)                                         0                  0                  0               0%
-------------------------------------------------------------------------------------------------------------------
Alexander C. Gilmour (5)                                   0                  0                  0               0%
-------------------------------------------------------------------------------------------------------------------
Daniel Courteau (2)(6)                               500,000                  0            500,000             1.7%
-------------------------------------------------------------------------------------------------------------------
Claude Pellerin (7)                                        0                  0                  0               0%
-------------------------------------------------------------------------------------------------------------------
Harnam Kakkar (8)                                          0                  0                  0               0%
-------------------------------------------------------------------------------------------------------------------
Albert Beerli (9)                                  1,500,000                  0          1,500,000             5.0%
-------------------------------------------------------------------------------------------------------------------
Capex Investments Limited (10)                     1,161,111          1,111,111          2,272,222             7.3%
-------------------------------------------------------------------------------------------------------------------
All executive officers and directors as a         13,500,000                  0         13,500,000            44.9%
group (6 persons)
-------------------------------------------------------------------------------------------------------------------

(1) The mailing address for each of the listed individuals is c/o XL Generation International Inc., 460 Saint-Gabriel, Suite 21, Montreal, Quebec H2Y 2Z9, Canada.

(2) 13,500,000 shares of the Company's common stock are held by the Alain Lemieux Trust. Of these shares, 13,000,000 may be deemed to be beneficially owned by Mr. Lemieux and 500,000 may be deemed to be beneficially owned by Mr. Courteau.

(3) CEO, President, Director and owner of 5% or more of the Company's common stock.

(4) CFO and Director.

(5) Chairman of the Board of Directors.

(6) Secretary and Director.

(7) Director.

(8) Director.

(9) Owner of 5% or more of the Company's common stock.

(10) Owner of 5% or more of the Company's common stock.

                              SELLING STOCKHOLDERS

The common stock which is the subject of this registration statement is being registered to permit public secondary trading of the shares, and the Selling Stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution."

The following table sets forth the name of each Selling Stockholders, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the Selling Stockholders sells all of his shares. The percentage of ownership set forth below reflects each holder's ownership interest in the 30,050,333 shares of the Company's common stock outstanding as of January 4, 2006, after giving effect to any warrants held by such holder.

------------------------------------------------------------------------------------------------------------------------------------
              Name                 Total number           Percentage of      Number of           Number of          Percentage of
                                        of                shares owned     shares being        shares owned          shares owned
                                   shares owned             prior to          offered       after the offering    after the offering
                                     prior to               offering                         (assuming all of      (assuming all of
                                     offering                                              the shares are sold   the shares are sold
                                                                                              in the offering)     in the offering)
------------------------------------------------------------------------------------------------------------------------------------
DT Crystal Holdings Ltd. (1)            500,000                    1.7%         500,000                      0                     0
------------------------------------------------------------------------------------------------------------------------------------
Capex Investments Limited (2)         2,272,222 (3)                7.3%       2,222,222                 50,000                     *
------------------------------------------------------------------------------------------------------------------------------------
Aton Select Fund Limited (4)          1,111,111                    3.7%       1,111,111                      0                     0
------------------------------------------------------------------------------------------------------------------------------------
Asset Protection Fund Limited         1,441,111 (6)                4.7%       1,441,111                      0                     0
(5)
------------------------------------------------------------------------------------------------------------------------------------
Alain Lemieux Trust (7)              13,500,000                   44.9%       1,000,000             12,500,000                 42.3%
------------------------------------------------------------------------------------------------------------------------------------
Professional Trading Services         1,200,000 (9)                4.0%       1,200,000                      0                     0
SA (8)
------------------------------------------------------------------------------------------------------------------------------------
Bank Sal. Oppenheim jr. & Cie.          900,000 (11)               3.0%         900,000                      0                     0
(Switzerland) Limited (10)
------------------------------------------------------------------------------------------------------------------------------------

* Less than one percent.

(1) DT Crystal Holdings Ltd. does not have a material relationship with the Company or its affiliates.
(2) Capex Investments Limited is affiliated with Capex Investments (Canada) Limited, a Canadian Federal Corporation. Claude Pellerin, one of the Company's directors, is the President and a Director of Capex Investments (Canada) Limited.
(3) Such amount consists of 1,161,111 shares of the Company's common stock and Series A Warrants to purchase an additional 1,111,111 shares of the Company's common stock.
(4) Aton Select Fund Limited does not have a material relationship with the Company or its affiliates.
(5) Asset Protection Fund Limited does not have a material relationship with the Company or its affiliates.
(6) Such amount consists of 1,111,111 shares of the Company's common stock and Series A Warrants to purchase an additional 330,000 shares of the Company's common stock.
(7) 13,500,000 shares of the Company's common stock are held by the Alain Lemieux Trust. Of these shares, 13,000,000 may be deemed to be beneficially owned by Mr. Alain Lemieux (who is currently CEO, President, Director and owner of 5% or more of the Company's common stock) and 500,000 may be deemed to be beneficially owned by Mr. Daniel Courteau (who is the Company's Secretary and Director). These 1,000,000 shares of the Company's common stock shall be deemed to be sold out of the 13,000,000 shares beneficially owned by Mr. Lemieux.
(8) Professional Trading Services SA does not have a material relationship with the Company or its affiliates.

(9) Such amount consists of 400,000 shares of the Company's common stock and Series B Warrants to purchase an additional 800,000 shares of the Company's common stock.
(10) Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited does not have a material relationship with the Company or its affiliates.
(11) Such amount consists of 300,000 shares of the Company's common stock and Series B Warrants to purchase an additional 600,000 shares of the Company's common stock.

                            DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. There are no other classes of authorized capital stock of the Company.

The holders of our common stock:

      o have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
      o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and
      o do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

All shares of common stock now outstanding are fully paid for and non-assessable. The full scope of the terms, rights and liabilities holders of our securities possess are set forth in our Company's Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Penny Stock

Because the Company's common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock". The application of the penny stock rules may affect your ability to resell your shares. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers.

Series A Warrants

Currently the Company has 1,441,111 Series A Warrants outstanding. Each Series A Warrant is exercisable at a purchase price of $1.25 for one share of the Company's common stock. The expiration date of the Series A Warrants is November 8, 2007. If the warrant holder does not exercise a Series A Warrant within such time period, such Series A Warrants will expire and be of no value.

Series B Warrants

Currently the Company has 1,400,000 Series B Warrants outstanding. Each Series B Warrant is exercisable at a purchase price of $1.25 for one share of the Company's common stock. The expiration date of the Series B Warrants is June 6, 2006. If the warrant holder does not exercise a Series B Warrant within such time period, such Series B Warrants will expire and be of no value.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our Nevada counsel, Michael J. Morrison.

                                    EXPERTS

The financial statements of XL Generation AG as of December 31, 2004, and for the year ended December 31, 2004, have been included in this prospectus and in the registration statement in reliance upon the report of Paritz & Company, P.A., independent registered public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. These financial statements include the balance sheet, statement of operations and cash flows for the Company as of December 31, 2004 and for the year then ended. Such statements include, on a proforma basis, the operations of XL Generation AG and XL Generation International Inc. (formerly Cygni Systems Corporation) as if the acquisition of XL Generation AG by XL Generation International Inc. had taken place as of December 31, 2004.

The financial statements of XL Generation International Inc. (formerly Cygni Systems Corporation) as of April 30, 2005 and April 30, 2004, and for both the year ended April 30, 2005 and the period from inception through April 30, 2004, have been included in this prospectus and in the registration statement in reliance upon the report of Malone & Bailey, PC, independent registered public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee, of the Company. Nor does any such expert have any contingent based agreement with the Company or any other interest in or connection to the Company.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

At the present time, each member of the Company's board of directors and each officer of the Company (each such individual, an "Indemnitee") has entered into an indemnification agreement (the "Indemnification Agreement") with the Company, pursuant to which the Company has agreed to indemnify Indemnitee for, and hold Indemnitee harmless from and against, any Losses or Expenses (as such terms are defined in the Indemnification Agreement) at any time incurred by or assessed against Indemnitee arising out of or in connection with the service of Indemnitee as a director, advisory director, Board Committee member, officer, employee or agent of the Company or of an Affiliate, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as an Officer or Director of the Company or of an Affiliate, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF BUSINESS

Business Development

The Company was incorporated in the State of Nevada on March 18, 2004, as Cygni Systems Corporation. From the date of its incorporation until June 17, 2005, the Company was in the development stage of its business of developing online and network security management software and online and network security consulting services.

A change of control occurred at the Company on June 17, 2005. In connection with this change in control, the Company's purpose became to seek, investigate and, if such investigation warranted, merge or acquire an interest in business opportunities presented to it by persons or companies who or which desired to seek the perceived advantages of a Securities Exchange Act of 1934 registered corporation. Our discretion in the selection of business opportunities was unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

On June 29, 2005, the Company entered into a Letter of Intent (the "Letter of Intent") regarding a share exchange with XL Generation AG. Pursuant to the terms of the Letter of Intent, the Company agreed to acquire all of the issued and outstanding shares of common stock of XL Generation AG in exchange for the issuance at closing of an aggregate of 15 Million shares of restricted common stock (the "Common Stock") of the Company (the "Exchange Offer"). The Letter of Intent provided that in the event that substantially all of XL Generation AG's shareholders agreed to participate in the Exchange Offer on that date, such shareholders would thereafter collectively own approximately 60% of the issued and outstanding shares of the Company's Common Stock as of such date, and the Company would hold all or substantially all of the issued and outstanding shares of XL Generation AG's common stock. It was determined that XL Generation AG is domiciled in Zug, Switzerland, and that, to the knowledge of the Company, XL Generation AG's shareholders are non-U.S. persons. The Exchange Offer was made to the shareholders of XL Generation AG pursuant to the exemption from registration provided by Regulation S promulgated under the U.S. Securities Act of 1933, as amended. The Letter of Intent also provided that the Company's Common Stock would be issued directly to the shareholders of XL Generation AG who accepted the Exchange Offer. The Exchange Offer was conditioned on its acceptance by at least 90% of the stockholders of XL Generation AG, the completion of due diligence by the Company, the absence of litigation related to XL Generation AG, and other conditions contained in the Letter of Intent which were to be performed or waived no later than August 31, 2005. In addition, the Letter of Intent provided that we were permitted to change our name to "XL Generation International".

On August 19, 2005, the Company entered into and closed a Share Exchange Agreement (the "Share Exchange Agreement") with XL Generation AG, as contemplated by the Letter of Intent. Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XL Generation AG. The Exchange Offer was conditioned on its acceptance by at least 90% of the stockholders of XL Generation AG. All of XL Generation AG's shareholders agreed to the Exchange Offer. In connection with the closing of the Exchange Offer, the Company appointed four (4) new officers, who replaced the sole officer of the Company, and four (4) new directors, who supplemented the sole director of the Company.

In connection with the Share Exchange Agreement, the Company commenced actions to provide for the revision of the Company's capital structure. Pursuant to such actions, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to entry into the Share Exchange Agreement, as inducement to the shareholders of XL Generation AG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company. In addition, the Company made a stock dividend to shareholders of record of the Company of 9 shares of Common Stock for each share of Common Stock currently held, provided, however, each of DT Crystal Holdings Ltd. and the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli waived their respective rights to such stock dividend (the record date for such dividend was set as August 29, 2005). After giving effect to this cancellation of shares, payment of a stock dividend and stock dividend waivers, the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli jointly controlled approximately 60% of the Company's issued and outstanding stock and DT Crystal Holdings Ltd. held the right to acquire approximately 2% of the Company's issued and outstanding stock upon exercise of an option at an exercise price of $1.00 per share.

On August 23, 2005, the Company filed a Certificate of Amendment with the States of Nevada, changing its name to "XL Generation International Inc." The Company also changed its stock symbol to XLGI.

Our Business

XL Generation AG, our operating subsidiary, is based in Zug, Switzerland, and designs specific flooring products for sports, recreational and commercial markets. XL Generation AG has developed new artificial turf systems for sports fields. XL Generation AG holds the worldwide commercial and manufacturing rights for the "XL technology" which is patented or has patents pending in 42 countries. XL Generation AG produces product lines under the "XL" trademark, including the "genuine" XLTURF sport systems. XL Generation AG also distributes its products worldwide through a licensed distribution network, designing and manufacturing private labeled products using the "XL technology".

The Company has no employees other than those employed by XL Generation AG. All of the Company's current officers and directors are presently serving without compensation from the Company (although some of the Company's officers and directors are compensated for services to XL Generation AG). XL Generation AG currently has 18 employees.

At the present time, XL Generation AG's core business is the manufacturing, distributing and selling of artificial turf sport surfaces, using Expanded Polypropylen (EPP) as a replacement for the usual infill (sand and/or rubber) used in the installation of artificial sport surfaces (and used by a number of our competitors). These products can be used for European football (soccer), field hockey, baseball, American football, tennis and paintball. At the present time, XL Generation AG produces 3 soccer products on a commercial scale, 1 rugby product, 1 American football product, 1 tennis product, 1 baseball product, 1 paintball product and 1 landscape product. XL Generation AG anticipates launching playground products in the near future. The XL Turf market is presently based mainly in Europe and North America.

XL Generation AG has a range of all weather and indoor sports surface products which satisfy the criteria of sports organizations including the Federation International de Football Association (FIFA) and the Union des associations europeennes de football (UEFA), as well as having been endorsed by a number of professional soccer players. XL Generation AG believes that the XL range of synthetic sports surfaces offer customers a safer, environmentally friendly, weather resistant and more athlete-friendly option than competitors' products. In early 2005, UEFA and FIFA approved the use of products with no infill (such as rubber and sand), and the ISSS (International sport surfaces sciences) supported biomechanics standards as developed by XL Generation AG's head of product development.

XL Generation AG's products are distributed through either independent distributors or direct sales to the end users. XL Generation AG has distribution agreements in place in the United States, Sweden and South Korea. Distributors have non-exclusive rights in their own country of residence and some distributors are also entitled to sell XL Generation AG products in other countries.

We aspire to become a leading global force in the artificial turf and flooring markets by building both the strength of the XL brand and strategic partnerships with key regional turf and flooring providers. Our vision is to develop a variety of products other than for sports, aimed at all types of play space, including for landscape and play grounds.

Major Competition of XL Generation AG

Our products for soccer, football and rugby compete with companies and brands including FieldTurf, Tarkett Group, Polytan, Greenfield, Italgreen, Domo, and Desso. Our product for tennis competes with Tiger-Turf. Our playground product competes with Softile, Sportplay, Rubber-Cal, and Silisport.

Suppliers of raw material

There are a limited number of EPP producers throughout the world. BASF is XL Generation AG's main EPP supplier. Polyform, a Canadian corporation, is the main supplier of molded EPP blocks, but these beads can be molded into EPP block of different sizes by other molders around the world. Polyprod, also a Canadian corporation, provides the assembly of the final product, using a combination of turf, glue, and EPP.

The fiber used in XL Generation AG's products are provided by Ten Cate Thiolon, one of the main producers of synthetic fiber in the world. XL Generation AG uses the services of several "tufters" based in Dalton, Georgia, who add this fiber to the final product.

Intellectual Property

The current relationship between XL Generation AG and the patents, patents pending and all the intellectual and industrial property rights (collectively, the "Intellectual Property") which XL Generation AG is currently utilizing is as follows:

XL Generation AG has been granted a worldwide exclusive license (the "License Agreement") to manufacture, assemble, sell, distribute and promote all the products covered by the Intellectual Property. The Intellectual Property is owned by WKF/5 Ltd, a Maltese corporation controlled (and majority owned) by the Alain Lemieux Trust. The License Agreement shall continue in full force and effect until it automatically expires upon the later of (a) the termination or expiration date of the latest Patent granted; or (b) the expiration date of any extension made by Licensee pursuant to the License Agreement. There is no minimum quota required the License Agreement. The royalty rate has been determined at 5% of gross sales of XL Generation AG. An initial lump sum royalty fee has been paid by XL Generation AG to WKF/5 Ltd and an annual renewal fee of one dollar ($1) will be owed. XL Generation AG has granted to Polyprod Inc., an exclusive license only to manufacture and assemble certain products at the request of XL Generation AG. WKF/5 Ltd. owns patents or has patents pending in more than 42 countries.

As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and partners and limit the dissemination and access to our technical documentation and other proprietary information. The patents revolve around the use of EPP as an impact medium.

There are many competitive products available for sport surfaces. However it is the EPP element of the component that differentiates this range of products from others. EPP has been used for some time in the automotive industry for the control of impact and the resultant protection of occupants. The material is now being evaluated as a potential solution for pedestrian impact legislation.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The Company's Operations

The following discussion of the financial condition and results of operations of XL Generation International Inc. (referred to herein as the "Company") should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. This prospectus contains certain forward-looking statements and the Company's future operating results could differ materially from those discussed herein. Certain statements contained in this prospectus, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

The Company was incorporated in the State of Nevada on March 18, 2004 as Cygni Systems Corporation. On August 19, 2005, the Company entered into a Share Exchange Agreement (the "Share Exchange Agreement") with XL Generation AG ("XLG"). Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XLG in exchange for the issuance at closing of an aggregate of 15 Million shares of restricted common stock (the "Common Stock") of the Company.


In connection with the Share Exchange Agreement, the Company commenced actions to provide for the revision of the Company's capital structure. Pursuant to such actions, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to entry into the Share Exchange Agreement, as inducement to the shareholders of XLG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company. In addition, the Company made a stock dividend to shareholders of record of the Company of 9 shares of Common Stock for each share of Common Stock held, provided, however, each of DT Crystal Holdings Ltd. and the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli waived their respective rights to such stock dividend (the record date for such dividend was set as August 29, 2005).


XLG, based in Zug, Switzerland, designs specific flooring products for sports, recreational and commercial markets. XLG has developed new artificial turf systems for sports fields. XLG holds the worldwide commercial and manufacturing rights for the "XL technology" patented in 42 countries. XLG produces its owned product lines under the "XL" trademark, including the "genuine" XLTURF sport systems. XLG also distributes its products worldwide through an extensive licensed distribution network, designing and manufacturing private labeled products using the "XL technology."

On August 23, 2005, the Company filed a Certificate of Amendment with the States of Nevada, changing its name to "XL Generation International Inc." The Company also changed its stock symbol to XLGI.

The Company now serves as the holding company for XLG. The Company has adopted XLG's fiscal year end, and the following Management's Discussion and Analysis of Financial Condition and Results of Operations describes the financial condition and results of operations for XLG. The Company has no other operations other than XLG, and has no employees other those employed by XLG.

XLG was incorporated in 1991, and was inactive until March of 2004, when it was granted the exclusive worldwide right to manufacture, promote and sell XL Turf products. XL Turf is an artificial pitch used primarily in soccer stadiums and indoor recreational facilities.

Results of Operations

Three Months Ended September 30, 2005 and 2004

The Company posted a net loss of $995,909 for the three months ending September 30, 2005, compared to a net loss of $85,629 for the three months ended September 30, 2004. Total sales for the three months ended September 30, 2005 were $501,929, compared to total sales for the three months ended September 30, 2004 of $11,015. Total costs and expenses for the three months ended September 30, 2005 were $1,497,838, compared to total costs and expenses for the three months ended September 30, 2004 of $96,644.

Nine Months Ended September 30, 2005 and 2004

The Company posted a net loss of $3,001,562 for the nine months ending September 30, 2005, compared to a net loss of $211,246 for the nine months ending September 30, 2004. Total sales for the nine months ended September 30, 2005 were $1,200,074, compared to total sales for the nine months ended September 30, 2004 of $131,273. Total costs and expenses for the nine months ended September 30, 2005 were $4,201,636, compared to total costs and expenses for the nine months ended September 30, 2004 of $342,519.

Liquidity and Capital Resources

At September 30, 2005, the Company had $57,613 in cash, as opposed to $1,705 in cash at September 30, 2004.

At September 30, 2005, the Company had total assets of $444,754 compared to total assets of $1,440,721 at December 31, 2004.

At September 30, 2005, the Company had total current liabilities of $5,362,768 compared to total current liabilities of $2,917,828 at December 31, 2004.

During 2004 the Company received a total of $2,352,333 for an unsecured demand note payable from SOREVE, a former parent company of its French distributor. The note balance at December 31, 2004 was $2,352,333. The note bears interest at a rate based upon a percentage of sales pursuant to a related sales agreement. In March 2004 the Company received $173,100 for an unsecured demand note payable from Mr. Albert Beerli, a stockholder. During the year, Mr. Beerli continued to support the Company with additional funds through the payments of overhead in the Zug office. The total note balance at December 31, 2004 was $489,220.

Between April of 2005 and September of 2005, Capex Investments Limited (which is affiliated with Capex Investments (Canada) Limited) loaned the Company $1,500,000. On September 12, 2005, Capex Investments Limited entered into a Loan Agreement with the Company, pursuant to which Capex Investments Limited loaned the Company an additional $500,000.

In the third quarter of 2005, the Company focused considerable resources on further developing its outdoor turf products. In the third quarter, the Company also experienced increased costs on sales and marketing, employee travel and operational expenses in connection with entering into new sales agreements. Since that time, the Company has raised funds through private placements to ensure its liquidity.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan for the Company's continued existence includes selling additional stock through private placements or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume. The future success of the Company is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that the Company will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. The inability of the Company to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence.

Off-Balance Sheet Arrangements

The Company is not a party to any off-balance sheet arrangements.

Controls and Procedures

It is the responsibility of the officers of the Company to ensure that the Company maintains disclosure controls and procedures designed to provide reasonable assurance that material information, both financial and non-financial, and other information required under the securities laws to be disclosed is identified and communicated to senior management on a timely basis. The Company maintains disclosure controls and procedures designed to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the specified time periods. The Company's disclosure controls and procedures include mandatory communication of material events, automated accounting processing and reporting, management review of monthly results and an established system of internal controls. The design of any system of controls and procedures is based in part upon certain assumptions about the likelihood of future events.

As of the end of the period covered by this prospectus, the Company's Chief Executive Officer and Chief Financial Officer evaluated the effectiveness of the Company's disclosure controls and procedures. Based on the evaluation, which disclosed no significant deficiencies or material weaknesses, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective as of the end of the period covered by this prospectus.

There have been no changes in our internal controls over financial reporting during the fiscal year ended December 31, 2005 or subsequent to that date that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

The term "disclosure controls and procedures" as used in this prospectus, as defined in Rule 13a-15(e) promulgated under the Securities and Exchange Act of 1934, as amended, (the "Exchange Act"), controls and other procedures of our Company that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (15 U.S.C. 78a et seq) is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Act is accumulated and communicated to Company's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

                             DESCRIPTION OF PROPERTY

The Company does not own any real estate. The Company does not plan on investing in real estate in the near future. At the present time, the Company's operations are being conducted out of three locations. One of the Company's stockholder's, Albert Beerli, provides the Company with the use of office space at his offices in Zug, Switzerland at no charge. One of the Company's directors, Claude Pellerin, also provides the use of office space at no cost, in Montreal, Canada. XL Generation AG has entered into a lease for office space in New York City. The term of this lease shall run until September 14, 2008, and has a base rent of $8,046.00 per month. The Company believes that the current office facilities will be sufficient for the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March of 2004 XL Generation AG received an advance of equal to approximately $135,236 from Mr. Albert Beerli, a stockholder of XL Generation AG who is currently a 5% stockholder of the Company. In addition, Mr. Beerli advanced further payments during the year to cover general overheads and running costs of XL Generation AG's offices in Zug (Mr. Beerli permits XL Generation AG to utilize his offices, as to which he does not charge any fee). The balance as of December 31, 2004 was equal to $489,220.

On June 29, 2005, the Company entered into a Letter of Intent (the "Letter of Intent") regarding a share exchange with XL Generation AG. Pursuant to the terms of the Letter of Intent, the Company agreed to acquire all of the issued and outstanding shares of common stock of XL Generation AG in exchange for the issuance at closing of an aggregate of 15 Million shares of restricted common stock (the "Common Stock") of the Company (the "Exchange Offer"). The Letter of Intent provided that in the event that substantially all of XL Generation AG's shareholders agreed to participate in the Exchange Offer on that date, such shareholders would thereafter collectively own approximately 60% of the issued and outstanding shares of the Company's Common Stock as of such date, and the Company would hold all or substantially all of the issued and outstanding shares of XL Generation AG's common stock. The Letter of Intent also provided that the Company's Common Stock would be issued directly to the shareholders of XL Generation AG who accepted the Exchange Offer.

On August 19, 2005, the Company entered into and closed a Share Exchange Agreement (the "Share Exchange Agreement"), as contemplated by the Letter of Intent. Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XL Generation AG. The Exchange Offer was conditioned on its acceptance by at least 90% of the stockholders of XL Generation AG. All of XL Generation AG's shareholders agreed to the Exchange Offer.

The two stockholders of XL Generation AG who entered into the Share Exchange Agreement are (i) the Alain Lemieux Trust and (ii) Albert Beerli. The Alain Lemieux Trust, a trust formed in the Jersey Islands, holds 13,500,000 shares of the Company's common stock. Of these shares, 13,000,000 may be deemed to be beneficially owned by Mr. Alain Lemieux (who is currently the Company's CEO, President and Director) and 500,000 may be deemed to be beneficially owned by Mr. Daniel Courteau (who is currently the Company's Secretary and Director). Mr. Albert Beerli owns 1,500,000 shares of the Company's common stock.

In connection with the Share Exchange Agreement, the Company commenced actions to provide for the revision of the Company's capital structure. Pursuant to such actions, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to entry into the Share Exchange Agreement, as inducement to the shareholders of XL Generation AG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company. In addition, the Company made a stock dividend to shareholders of record of the Company of 9 shares of Common Stock for each share of Common Stock currently held, provided, however, each of DT Crystal Holdings Ltd. and the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli waived their respective rights to such stock dividend (the record date for such dividend was set as August 29, 2005). After giving effect to such cancellation, stock dividend and such dividend waivers, the Alain Lemieux Trust and Mr. Albert Beerli jointly controlled approximately 60% of the Company's issued and outstanding stock and DT Crystal Holdings Ltd. held the right to acquire approximately 2% of the Company's issued and outstanding stock upon exercise of an option at an exercise price of $1.00 per share.

In connection with the completion of the aforementioned Exchange Offer, the Company incurred certain legal expenses, and the Company borrowed a total amount of $10,000 from Capex Investments (Canada) Limited, a Canadian Federal Corporation. Claude Pellerin, who was at that time the Company's sole officer and director (and currently remains a director of the Company) is also the President and a Director of Capex Investments (Canada) Limited.

Between April of 2005 and September of 2005, Capex Investments Limited (which is affiliated with Capex Investments (Canada) Limited) loaned XL Generation AG $1,500,000. On September 12, 2005, Capex Investments Limited entered into a Loan Agreement with XL Generation AG, pursuant to which Capex Investments Limited loaned XL Generation AG an additional $500,000.

On November 8, 2005, the Company entered into a Common Stock Purchase Agreement with Capex Investments Limited and certain other purchasers. Pursuant to the Common Stock Purchase Agreement, Capex Investments Limited agreed to pay one million dollars ($1,000,000) to purchase from the Company (i) 1,111,111 shares of the Company's common stock; and (ii) Series A Warrants entitling Capex Investments Limited to purchase up to an additional 1,111,111 shares of the Company's common stock at an exercise price initially set at $1.25 per share. The Series A Warrants shall expire on November 8, 2007, and contain customary adjustment provisions in the event of changes in the capitalization of the Company. In connection with this Common Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with Capex Investments Limited, pursuant to which the Company agreed to register 2,222,222 shares for Capex Investments Limited, representing the total number of shares of common stock sold to Capex Investments Limited and those shares of common stock to be issued to Capex Investments Limited upon the exercise of the Series A Warrant.

XL Generation AG has been granted a worldwide exclusive license (the "License Agreement") to manufacture, assemble, sell, distribute and promote all the products covered by the Intellectual Property. The Intellectual Property is owned by WKF/5 Ltd, a Maltese corporation controlled (and majority-owned) by the Alain Lemieux Trust. The Alain Lemieux Trust is also the owner of 44.9% of the Company's issued and outstanding common stock. Of the 13,500,000 shares of the Company's issued and outstanding common stock owned by the Alain Lemieux Trust, 13,000,000 may be deemed to be beneficially owned by Mr. Alain Lemieux, who is currently a director of the Company, as well as its CEO and President, and 500,000 may be deemed to be beneficially owned by Mr. Daniel Courteau, who serves as the Company's Secretary and Director.

XL Generation AG advanced $416,047 to the Alain Lemieux Trust (please see the previous paragraph) as of December 31, 2004. There is no written agreement in connection with this transaction. Interest will accrue on the amount advanced at the rate of 4% annually. Pursuant to an agreement dated June 30, 2005, the Alain Lemieux Trust will pay WKF/5 Ltd. amounts owed by XL Generation AG as they come due, until such time as the balance owed under this loan is paid in full.

Since May of 2005, XL Generation AG has been paying 6,600 GBP (approximately $11,637.78) per month to Greendale Consult Limited, an entity formed in the United Kingdom and controlled by Flemming Munck, who is a director of the Company, as well as the Company's CFO and Treasurer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

The Company's common equity is traded on the over-the-counter bulletin board under the symbol XLGI.

The following table sets forth for the periods indicated the high and low close prices for the Common Shares in U.S. Dollars. These quotations reflect only inter dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

             -------------------------------------------------------
             Quarter Ended                  High          Low
             -------------------------------------------------------
             December 31, 2005              $4.18        $2.07
             -------------------------------------------------------
             September 30, 2005             $2.55        $2.04
             -------------------------------------------------------

The trading data available for the quarter ended June 30, 2005 indicates that shares of the Company's stock were traded for $.10 a share and $.12 a share on June 12, 2005. No earlier data is reasonably available.

(b) Holders.

As of December 29, 2005, the Company had approximately 9 holders of record.

(c) Dividends.

The Company has never declared or paid dividends. There are currently no restrictions which limit the ability of the Company to pay dividends in the future.

(d) Securities authorized for issuance under equity compensation plans.

The Company has never paid equity compensation to any officer, director, or employee, and has not authorized any equity compensation plans.

                             EXECUTIVE COMPENSATION

The following table sets forth compensation for each of the past three fiscal years with respect to each person who served as Chief Executive Officer of the Company and each of the four most highly-compensated executive officers of the Company who earned a total annual salary and bonuses that exceeded $100,000 in any of the three preceding fiscal years.

                           Summary Compensation Table

------------------------------------------------------------------------------------------------------------
                                                                 Annual Compensation (1)
------------------------------------------------------------------------------------------------------------------------------
                         (a)             (b)              (c)             (d)                (e)                    (f)
------------------------------------------------------------------------------------------------------------------------------
                                                        Salary           Bonus          Other Annual             All Other
                                                                                        Compensation            Compensation
------------------------------------------------------------------------------------------------------------------------------
Name and Principal Position            Year (2)           ($)             ($)                ($)                    ($)
------------------------------------------------------------------------------------------------------------------------------
Alain Lemieux (3)(4)                     2005              0               0                  0                      0
Director, President and CEO              2004              0               0                  0                      0
                                         2003              0               0                  0                      0
------------------------------------------------------------------------------------------------------------------------------
Claude Pellerin (5)                      2005              0               0                  0                      0
Director, President and CEO              2004              0               0                  0                      0
                                         2003              0               0                  0                      0
------------------------------------------------------------------------------------------------------------------------------
Kim Friesen (6)                          2005              0               0                  0                      0
Director, President and CEO              2004              0               0                  0                      0
                                         2003              0               0                  0                      0
------------------------------------------------------------------------------------------------------------------------------

      (1)   No officers earned over $100,000 in any of the three preceding years. No long term compensation was paid to any officers.
      (2)   Prior to the acquisition of XL Generation AG, the Company's fiscal year ended April 30th. XL Generation AG, the Company's wholly-owned subsidiary, has a fiscal year ending December 31st. In connection with the acquisition of XL Generation AG, the Company has adopted the fiscal year end of XL Generation AG.
      (3) The Company has not paid compensation to the officers and directors listed herein during the periods covered by this table.
      (4) Mr. Lemieux has been President and CEO of the Company since August 19, 2005. He has been President and CEO of XL Generation AG since February, 2004.
      (5) Mr. Pellerin was the Company's President, CEO and a Director from June 17, 2005 until August 19, 2005. He remains a Director of the Company.

      (6) Ms. Friesen was the Company's President, CEO and a Director from the date of its inception, on March 18, 2004, until her resignation on June 17, 2005.

No Option/SAR Grants have been made by the Company to officers, directors or employees in the last fiscal year.

                            Compensation of Directors

The Company's directors are not compensated for their services as directors.

                              Employment Contracts

At the present time, the Company has no employment contracts with any of its employees.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm Paritz & Co.
re XL Generation AG, as of December 31, 2004 ............................Page 30

XL Generation AG Financial Statements (Audited) as at
December 31, 2004 .......................................................Page 31

XL Generation International Inc. Financial Statements (Unaudited)
as at September 30, 2005 ................................................Page 38

Report of Independent Registered Public Accounting Firm Malone and
Bailey, PC re Cygni Systems Corporation, as of April 30, 2005 ...........Page 47

Cygni Systems Corporation Financial Statements (Audited) as at
April 30, 2005 ..........................................................Page 48

The attached financial statements include the balance sheet, statement of operations and cash flows for XL Generation International Inc. as of December 31, 2004 for the year then ended, and as of September 30, 2005 for the nine months and three months then ended. All such statements include, on a proforma basis, the financial condition of XL Generation AG and XL Generation International Inc. (formerly known as Cygni Systems Corporation) as if the acquisition of XL Generation AG by XL Generation International Inc. (formerly known as Cygni Systems Corporation) had taken place on such previously stated date.

                                XL GENERATION AG
                              FINANCIAL STATEMENTS
                                      WITH
                REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
                          YEAR ENDED DECEMBER 31, 2004
                          ----------------------------

                REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
XL Generation AG

We have audited the accompanying balance sheet of XL Generation AG as of and the related statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XL Generation AG as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that XL Generation AG will continue as a going concern. As shown in the consolidated financial statements, XL Generation AG incurred net losses of $2,104,854 in fiscal 2004 and has a working capital deficiency of $2,018,232 and a stockholders' deficiency of $2,016,464 as of December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Paritz & Company, P.A.
Hackensack, New Jersey
October 18, 2005

                                XL GENERATION AG

                                  BALANCE SHEET

                                DECEMBER 31, 2004

================================================================================

                                     ASSETS

CURRENT ASSETS:

  Cash                                                              $   434,194

  Due from stockholder                                                  416,047

  Prepaid expenses and sundry current assets                             49,355
                                                                    -----------
     TOTAL CURRENT ASSETS                                               899,596

OFFICE EQUIPMENT, NET OF ACCUMULATED

DEPRECIATION OF $1,136                                                    1,768
                                                                    -----------

TOTAL ASSETS                                                        $   901,364
                                                                    ===========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

  Note payable - stockholder                                        $   489,220

               - supplier (see Note 8)                                2,352,333

  Accrued expenses                                                       76,275
                                                                    -----------
TOTAL CURRENT LIABILITIES                                             2,917,828

STOCKHOLDERS' DEFICIENCY                                             (2,016,464)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                      $   901,364
                                                                    ===========

================================================================================

                        See notes to financial statements

                                XL GENERATION AG

                             STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2004
================================================================================

REVENUE:

  Product sales                                                     $ 1,348,919
                                                                    -----------

COSTS AND EXPENSES:
  Cost of sales                                                       1,676,785
  Selling, general and administrative                                   913,952
  Research and development                                              123,315
  Write-off of advances to related party                                539,357
  Interest, net                                                          50,468
  Foreign exchange loss                                                  11,870
                                                                    -----------
     TOTAL COSTS AND EXPENSES                                         3,315,747
                                                                    -----------

NET LOSS                                                            $(1,966,828)
                                                                    -----------

Basic and diluted loss per share                                    $    (39.34)
                                                                    ===========

Weighted average shares outstanding                                 $    50,000
                                                                    ===========

================================================================================

                        See notes to financial statements

                                XL GENERATION AG

                      STATEMENT OF STOCKHOLDERS' DEFICIENCY

                          YEAR ENDED DECEMBER 31, 2004

========================================================================================================================
                                                                               Accumulated
                                           ---Common Stock---                      Other                     Total
                                       Shares                   Accumulated    Comprehensive             Comprehensive
                                       Amount                      Deficit         Loss          Total        Loss
BALANCE - JANUARY 2004                      --   $        --    $        --    $        --    $        --    $        --

Sales of common stock                   50,000        88,390             --             --         88,390             --

Net loss                                    --                   (1,966,828)            --     (1,966,828)    (1,966,828)

Other comprehensive loss:

 Financial statement translation            --            --                      (138,026)      (138,026)      (138,026)
                                   -----------   -----------    -----------    -----------    -----------    -----------

BALANCE - DECEMBER 31, 2004             50,000   $    88,390    $(1,966,828)   $  (138,026)   $(2,016,464)   $(2,104,854)
                                   ===========   ===========    ===========    ===========    ===========    ===========

========================================================================================================================

                        See notes to financial statements

                                XL GENERATION AG

                             STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 2004
================================================================================

OPERATING ACTIVITIES:
  Net loss                                                          $(1,966,828)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
        Depreciation and amortization                                     1,136

  Changes in operating assets and liabilities:

        Prepaid expenses                                                (49,355)
        Accrued expenses                                                 76,275
                                                                    -----------
NET CASH USED IN OPERATING ACTIVITIES                                (1,938,772)
                                                                    -----------

INVESTING ACTIVITIES:
  Acquisition of office equipment                                        (2,903)
                                                                    -----------
NET CASH USED IN INVESTING ACTIVITIES                                    (2,903)
                                                                    -----------

FINANCING ACTIVITIES:
  Proceeds from sale of common stock                                     88,390
  Proceeds from stockholder loans                                       489,220
  Proceeds from loans from related party                              2,352,333
  Advances to stockholder                                              (416,047)
                                                                    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                             2,513,896
                                                                    -----------

EFFECT OF EXCHANGE RATE ON CASH                                        (138,027)
                                                                    -----------

INCREASE IN CASH AND CASH - END OF YEAR                             $   434,194
                                                                    ===========

================================================================================

                        See notes to financial statements

                                XL GENERATION AG
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

================================================================================

1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION

XL Generation AG (the "Company") or ("XLG") was incorporated in 1991, and was inactive until March 2004 when it was granted the exclusive worldwide right to manufacture, promote and sell XL Turf products. XL Turf is an artificial pitch used primarily in soccer stadiums and indoor recreational facilities.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents.

OFFICE EQUIPMENT

Office equipment is stated at cost. Depreciation is computed using the straight-line method over the three-year estimated life of the equipment.

REPAIRS AND MAINTENANCE

Maintenance and repairs and minor renewals are expensed as incurred.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

REVENUE RECOGNITION

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, The Company defers revenue until the product is sold to the end customer. As part of its product sales price, the Company provides support, which is generally utilized by the customer shortly after the sale.

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

================================================================================

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of operations. Actual results could differ from those estimates.

FOREIGN CURRENCY

For the Company's international operations, the local currency is designated as the functional currency. Accordingly, assets and liabilities are translated into U.S. Dollars at year-end exchange rates and revenues and expenses are translated at average exchange rates prevailing during the year. Currency translation adjustments from local functional currency countries resulting from fluctuations in exchange rates are recorded in other comprehensive income.

DEFERRED INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

2     GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in March 2004, the Company has accumulated losses aggregating $2,104,854, has a negative working capital of $2,018,232 and a stockholders' deficiency of $2,016,464 as of December 31, 2004, all of which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plan for the Company's continued existence including selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

The Company's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that the Company will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

The Company's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3     ACCRUED EXPENSES

      As of December 31, 2004, accrued expenses consist of the following:

            Accrued interest                    $23,999

            Accrued operating expenses           52,276
                                                -------
                                                $76,275
                                                =======

================================================================================

4     NOTES PAYABLE

During 2004 the Company received a total of $2,352,333 for an unsecured demand note payable from SOREVE, a former parent company of its French distributor. The note balance at December 31, 2004 is $2,352,333. The note bears interest at a rate based upon a percentage of sales pursuant to a related sales agreement.

In March 2004 the Company received $173,100 for an unsecured demand note payable from Mr. Albert Beerli, a 10% stockholder and a current board member. During the year, Mr. Beerli continued to support the Company with additional funds through payments of overheads in the Head Office. The total note balance at December 31, 2004 was $489,220.

5     CAPITAL STOCK

The total number of shares of capital stock which the Company has the authority to issue is 100,000 shares. 50,000 are fully paid-up.

6     INCOME TAXES

Income taxes are not due, since the Company has incurred a loss since inception. The Company has deductible net operating losses of approximately $2,100,000 at December 31, 2004. These expire twenty years after incurred. Components of deferred tax assets and liabilities are as follows:

            Deferred tax asset                  $  792,000

            Valuation allowance                   (792,000)
                                                ----------
            Net deferred tax asset              $       --
                                                ==========

The Company has recorded a full valuation allowance against its deferred tax asset since, in its opinion, it is more likely than not that such deferred tax asset will not be recognized.

7     RELATED PARTY TRANSACTIONS

In March 2004 the Company received an advance of $135,236 (CHD 153,000) by Mr. Albert Beerli, a 10% stockholder of the Company. In addition, Mr. Beerli advanced further payments during the year to cover general overheads and running costs of the Zug office. The balance as of December 31, 2004 was $489,220 (CHF 553,478.97).

8     SUBSEQUENT EVENTS

In January 2005 the Company entered into an exclusive license agreement with WKF.5 Limited, a Malta incorporated entity. That grants the Company the exclusive right to manufacture and sell XL products and products using XL Pad technology. The Company will pay WKF.5 Limited a fee equal to 5% of the Company's gross sales of these products. As compensation, the Company will pay a one-time fee of approximately $416,000 (CAD 470,695.14) to enter into this agreement. The cost will be expensed during the first quarter of 2005.

In June 2005 the Company entered into an agreement with Terevi/Soreve to convert the loan granted to the Company during 2004 into preference shares of the Company. The preference shares will be convertible to XL Generation International Inc. Common stock once traded on the OTCBB exchange.

In June 2005 the Company signed with Cygni Systems Inc. ("Cygni") whereby Cygni would acquire all shares in the Company for new issued common shares in Cygni. Cygni would also change its name to XL Generation International Inc. On August 19, 2005 the transaction was executed, whereby Cygni acquired 100% of the shares in the Company in exchange for the issuance of 15,000,000 new common shares of Cygni.

================================================================================

                        XL GENERATION INTERNATIONAL INC.
                      (formerly CYGNI SYSTEMS CORPORATION)
                                  BALANCE SHEET
                               September 30, 2005
                                   (Unaudited)

                                                                      PROFORMA
                                                   September 30,    December 31,
                                                       2005             2004
                     ASSETS
                                                     Unaudited        Unaudited
CURRENT ASSETS:
 Cash                                                   57,613          434,194
 Inventory                                              56,121                0
 Due from shareholder                                                   416,047
 Prepaid expenses and sundry current assets            330,244           49,355
                                                    ----------       ----------

TOTAL CURRENT ASSETS                                   443,978          899,596

PROPERTY AND EQUIPMENT, AT COST,
 LESS ACCUMULATED DEPRECIATION                             776            1,768
                                                    ----------       ----------

OTHER ASSETS:

TOTAL ASSETS                                           444,754          901,364
                                                    ==========       ==========

       LIABILITIES AND STOCKHOLDERS DEFICIENCY

CURRENT LIABILITIES:
 Note payable-shareholder                            2,459,222          489,220
 Note payable- supplier                              2,903,546        2,352,333
 Accrued expenses and sundry current liabilities                         76,275
                                                    ----------       ----------

TOTAL CURRENT LIABILITIES                            5,362,768        2,917,828

TOTAL OTHER LIABILITIES

STOCKHOLDERS' DEFICIENCY
 Common stock                                           88,390           88,390
 Additional paid in capital
 Retained earnings                                  (4,856,507)      (1,954,958)
 Other comprehensive income (loss)                    (149,897)        (149,897)
                                                    ----------       ----------
TOTAL STOCKHOLDERS' DEFICIENCY                      (4,918,014)      (2,016,465)

TOTAL LIABILITIES AND STOCKHOLDERS
 DEFICIENCY                                            444,754          901,364
                                                    ==========       ==========

                        XL GENERATION INTERNATIONAL INC.
                      (formerly CYGNI SYSTEMS CORPORATION)
                            STATEMENTS OF OPERATIONS
               Three months ended September 30, 2005 and 2004, and
           Nine months ended September 30, 2005 and September 30, 2004
                                   (Unaudited)

                                        Nine Months Ended    Nine Months Ended   Three Months Ended   Three Months Ended
                                             September 30         September 30         September 30         September 30
                                                 2005                 2004                 2005                 2004
                                                         Unaudited                                 Unaudited
SALES                                          1,200,074              131,273              501,929               11,015
                                              ----------           ----------           ----------           ----------

COSTS AND EXPENSES:
 Cost of sales                                 1,356,781              132,914              861,905               10,951
 Selling, general and administrative           3,189,636              206,571              835,555               85,201
 Interest                                          3,831                3,034                1,519                  492
 Foreign exchange loss                          (348,612)                                 (201,141)
                                              ----------           ----------           ----------           ----------

TOTAL COSTS AND EXPENSES                       4,201,636              342,519            1,497,838               96,644

LOSS BEFORE TAXES                             (3,001,562)            (211,246)            (995,909)             (85,629)

INCOME TAXES                                           0                    0                    0                    0
                                              ----------           ----------           ----------           ----------

NET LOSS                                      (3,001,562)            (211,246)            (995,909)             (85,629)
                                              ==========           ==========           ==========           ==========

                        XL GENERATION INTERNATIONAL INC.
                      (formerly CYGNI SYSTEMS CORPORATION)
                            STATEMENTS OF CASH FLOWS
                  Nine Months ended September 30, 2005 and 2004
                                   (Unaudited)

                                                               Nine Months Ended    Nine Months Ended
                                                                 September 30         September 30
                                                                     2005                 2004
                                                                              Unaudited
Net loss                                                         (3,001,562)             (96,175)

Adjustment to reconcile net income to net cash provided by operating activities

 Depreciation and amortization                                            0

Changes in operating assets and liabilities:

 Inventory                                                          (56,121)
 Accounts receivable                                               (330,244)             (23,938)
 Prepaid expenses and sundry current assets                          49,355
 Accounts payable and accrued Expenses                              (89,065)              79,291
                                                                 ----------           ----------

Net cash provided by operating activities                        (3,427,637)             (40,822)

Financing activities

 Repayments of advances to stockholders                            (489,220)
 Advances to related party                                           (2,907)              28,545
 Issuance of common stock                                                 0                3,999
 Proceeds of shareholder loans                                    2,216,192                2,907
 Proceeds of loans payable supplier                               1,224,218
                                                                 ----------           ----------
Net cash provide by (used) financing activities                   2,948,283               35,451

Increase (decrease) in cash                                        (479,354)              (5,371)

Cash- beginning of period                                           536,967                7,076
                                                                 ----------           ----------

Cash- end of period                                                  57,613                1,705

                        XL GENERATION INTERNATIONAL INC.
                      (formerly CYGNI SYSTEMS CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NATURE OF BUSINESS

XL Generation International Inc. (the "Company") was incorporated in the State of Nevada on March 18, 2004 as Cygni Systems Corporation. On August 19, 2005, the Company entered into a Share Exchange Agreement (the "Share Exchange Agreement") with XL Generation AG ("XLG"). Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XLG in exchange for the issuance at closing of an aggregate of 15 Million shares of restricted common stock (the "Common Stock") of the Company.

In connection with the Share Exchange Agreement, the Company commenced actions to provide for the revision of the Company's capital structure. Pursuant to such actions, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to entry into the Share Exchange Agreement, as inducement to the shareholders of XLG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company. In addition, the Company made a stock dividend to shareholders of record of the Company of 9 shares of Common Stock for each share of Common Stock held, provided, however, each of DT Crystal Holdings Ltd. and the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli waived their respective rights to such stock dividend (the record date for such dividend was set as August 29, 2005).

On August 23, 2005, the Company filed a Certificate of Amendment with the States of Nevada, changing its name to "XL Generation International Inc." The Company also changed its stock symbol to XLGI.

The Company now serves as the holding company for XLG. The Company has no other operations other than XLG.

XLG was incorporated in 1991, and was inactive until March of 2004, when it was granted the exclusive worldwide right to manufacture, promote and sell XL Turf products. XL Turf is an artificial pitch used primarily in soccer stadiums and indoor recreational facilities. XLG has its operational headquarters in Zug, Switzerland. XLG is a provider of artificial turf to international soccer clubs, educational institutions and other leisure providers across North America, Europe and Asia. XLG has developed new artificial turf systems for sports fields. XLG holds the worldwide commercial and manufacturing rights for the "XL technology" patented in 42 countries. XLG produces its owned product lines under the "XL" trademark, including the "genuine" XLTURF sport systems. XLG also distributes its products worldwide through an extensive licensed distribution network, designing and manufacturing private labeled products using the "XL technology."

XLG's products were developed in Canada beginning in 2000. In September, 2004, its Canadian subsidiary was transferred to a third party, who was a significant stockholder in XLG.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary XLG after the elimination of inter-company accounts and transactions up to the transaction date. As required by the SEC in Reverse Takeover transactions, the operating entity, in this case XLG, is deemed to be the acquirer whose results are reported in these financial statements.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At September 30, 2005, the Company did hold cash equivalents of $0 ($0 December 31, 2004). As at September 30th the Company held cash of $57,613 ($434,194 as per December 31,
2004).

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market. The company periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At September 30, 2005, the Company held $56,121 in inventory ($0 as per December 31, 2004).

OFFICE EQUIPMENT

Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 to 10 years.

Computer equipment--3 yrs...............................................$ 2,903
Furniture & fixtures--10 yrs............................................
                                                                        -------

Less: accumulated depreciation.......................................... (2,127)
                                                                        -------
Balance December 31, 2005                                               $   776
                                                                        -------
Balance December 31, 2004                                               $ 1,768

REVENUE RECOGNITION

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, the Company defers revenue until the product is sold to the end customer. As part of its product sales price, the Company provides support, which is generally utilized by the customer shortly after the sale.

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

The Company does not currently promote or utilize Stock-Based Compensation plans.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow. For further information regarding recent accounting pronouncements, please see Note 10.

CONTROL PROCEDURES

The Company maintains disclosure controls and procedures designed to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the specified time periods. As of the end of the period covered by this report, the Company's Chief Executive Officer and Chief Financial Officer evaluated the effectiveness of the Company's disclosure controls and procedures. Based on the evaluation, which disclosed no significant deficiencies or material weaknesses, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective as of the end of the period covered by this report. There were no changes in the Company's internal control over financial reporting that occurred during the Company's most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

NOTE 2--GOING CONCERN

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. With respect to the nine-months ending September 30, 2005, the Company has incurred losses of $3,001,562 ($211,246 losses for the nine-months ending September 2004). The Company has negative working capital for the year of $3,427,637 ($40,822 negative working capital for the nine-months ending September 30, 2004), and a stockholders' deficit of $4,918,014 as of September 2005 ($2,016,465 deficit for the nine-months ending September 30, 2004), all of which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for the Company's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

The Company's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that the Company will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

The Company's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3--ACCRUED EXPENSES

Accrued expenses consisted of the following at September 30, 2005:

                                       September 30, 2005:    December 31, 2004:
Accrued interest.......................          $ 14,000               $23,999
Accrued operating expenses.............            12,277                52,276
Warranty                                          600,000
                                       ------------------     -----------------
                                                 $626,277               $76,275
                                       ==================     =================

NOTE 4--NOTE PAYABLE

During 2004, the Company received a total of $2,352,333 for an unsecured demand note payable from SOREVE, a former parent company of its French distributor. The note balance at September 30, 2005 was $1,528,361 at September 30, 2005 ($2,352,333 as of December 31, 2004).

Mr. Albert Beerli, a significant shareholder continued to support the Company with additional funds through payment of overheads in the Head Office. The total note balance at September 30, 2005 was $459,223 ($489,220 as of December 31,
2004).

During the third quarter the Company received loans from shareholders, CAPEX Investment Limited of $2,000,000 in aggregates. These loans were advances on Private Placements to be executed and converted to shares in the near future.

NOTE 5--CAPITAL STOCK

The total number of shares of capital stock which the Company has the authority to issue is 100,000,000 shares, of which 25,517,000 were issued and fully paid up as of September 30, 2005.

NOTE 6--INCOME TAXES

Income taxes are not due since the Company has incurred a loss since inception. The Company has deductible net operating losses of approximately $4,856,000 at September 30, 2005. These expire 20 years after incurred. Components of deferred tax assets and liabilities at September 30, 2005 are as follows:

                                       September 30, 2005:    December 31, 2004:
Deferred tax asset.....................           $ 2,000               $ 1,000
Valuation allowance....................            (2,000)               (1,000)
                                       ------------------     -----------------
Net deferred tax asset.................            $    0               $     0

The Company has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of September 30, 2005 was approximately $2,000.

NOTE 7--COMMITMENTS AND CONTINGENCIES

The Company had no contingent liabilities as of September 30, 2005.

NOTE 8--RELATED PARTY TRANSACTIONS

Mr. Beerli undertook to advance payments during the year to cover general overheads and running cost of the of Zug office. The balance as of September 30, 2005 was $459,223.

NOTE 9--SUBSEQUENT EVENTS

Subsequent to the quarter ended September 30, 2005, the Company closed private placement offerings of restricted Common Stock pursuant to which the Company issued 4,033,333 shares of Common Stock at a purchase price of $1.00 per share which resulted in aggregate proceeds to the Company of $4,033,333.00. In connection with the private placements, the Company also issued Series A Warrants exercisable for an aggregate of 1,441,111 shares of Common Stock at a purchase price of $1.25 per share and Series B Warrants exercisable for an aggregate of 1,400,000 shares of Common Stock at a purchase price of $1.25 per share. None of the warrants have been exercised as of the filing of this report. On December 19, 2005, DT Crystal Holdings Ltd. fully exercised its option to buy 500,000 shares of restricted Common Stock at a purchase price of $1.00 per share which resulted in aggregate proceeds to the Company of $500,000. The Company has undertaken to register for resale all of the foregoing shares and shares underlying warrants.

Note 10- RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2003, the Financial Accounting Standards Board issued FASB Interpretation Number 46-R ("FIN 46-R") "Consolidation of Variable Interest Entities." FIN 46-R, which modifies certain provisions and effective dates of FIN 46, sets forth criteria to be used in determining whether an investment in a variable interest entity should be consolidated. These provisions are based on the general premise that if a company controls another entity through interests other than voting interests, that company should consolidate the controlled entity. The Company believes that currently, it does not have any material arrangements that meet the definition of a variable interest entity, which would require consolidation.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4" (SFAS No. 151). SFAS No. 151 requires all companies to recognize a current-period charge for abnormal amounts of idle facility expense, freight, handling costs and wasted materials. This statement also requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial statements.

In December 2004, the FASB issued SFAS No.123(R), "Share-Based Payment" (SFAS No. 123(R). This statement replaces SFAS No. 123 and supersedes APB 25. SFAS 123
(R) requires all stock-based compensation to be recognized as an expense in the financial statements and that such compensation be measured according to the grant-date fair value of stock options. SFAS 123 (R) will be effective for annual periods beginning after June 15, 2005. The Company currently does not provide for any stock-based compensation and it will evaluate the impact this statement will have on its consolidated financial statements if such compensation were to take place in the future.

In December 2004, the FASB issued SFAS No. 153, "Exchanges on Nonmonetary Assets
- An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" (SFAS 153) SFAS eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47 ("FIN 47), "Accounting for Conditional Asset Retirement Obligations", an interpretation of FASB Statement No. 143, "Accounting for Asset Retirement Obligations." The interpretation clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and
(or) method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The effective date of this interpretation is no later than the end of fiscal years ending after December 15, 2005. The Company is currently investigating the effect, if any, that FIN 47 would have on the Company's financial position, cash flows and results of operations.

In May 2005, the FASB issued SFAS No. 154, "ACCOUNTING FOR CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB OPINION NO. 20 AND FASB STATEMENT NO. 3" SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle. This statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained in Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of this standard to have a material impact on its financial condition, results of operations, or liquidity.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
   Cygni Systems Corporation
   (a development stage company)
   Winnipeg, Canada

We have audited the accompanying balance sheet of Cygni Systems Corporation, ("Cygni")(a development stage company), as of April 30, 2005 and the related statements of expenses, changes in stockholders' equity and cash flows for the year then ended and the period from March 18, 2004 (Inception) through April 30, 2004 and 2005. These financial statements are the responsibility of Cygni's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cygni as of April 30, 2005 and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Cygni will continue as a going concern. As discussed in Note 2 to the financial statements, Cygni has suffered recurring losses from operations and has negative cash flows from operating activities, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

June 13, 2005

================================================================================

                            CYGNI SYSTEMS CORPORATION
                          (A Development Stage Company)
                                  BALANCE SHEET
                                 April 30, 2005

ASSETS

         Cash                                                        $   78,686
                                                                     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

         Loans payable - related party                               $    2,907
                                                                     ----------
     TOTAL LIABILITIES                                                    2,907
                                                                     ----------
STOCKHOLDERS' EQUITY

        Common stock, 100,000,000 shares authorized
            at $0.001 par value; 5,051,700 shares
            issued and outstanding                                        5,052
        Additional paid in capital                                      100,612
        Deficit accumulated during development stage                    (29,885)
                                                                     ----------
                  Total Stockholders' Equity                             75,779
                                                                     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $   78,686
                                                                     ==========


                 See accompanying summary of accounting policies
                       and notes to financial statements.

================================================================================

                            CYGNI SYSTEMS CORPORATION
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
  Year ended April 30, 2005 and Periods from March 18, 2004 (inception) through
                            April 30, 2004 and 2005

                                                     Inception       Inception
                                                      Through         Through
                                                     April 30,       April 30,
                                       2005            2004            2005
                                    -----------     -----------     -----------
General and administrative          $    29,045     $       696     $    29,741
Interest expense                            144              --             144
                                    -----------     -----------     -----------
Net loss                            $   (29,189)    $      (696)    $   (29,885)
                                    ===========     ===========     ===========

Basic and diluted loss per
     common share                   $     (0.01)    $     (0.00)
Weighted average common
     shares outstanding               4,355,462       4,000,000

                 See accompanying summary of accounting policies
                       and notes to financial statements.

================================================================================

                            CYGNI SYSTEMS CORPORATION
                          (A Development Stage Company)
                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY From
                March 18, 2004 (Inception) through April 30, 2005

                                                       Deficit
                                                     Accumulated
                                                     During the
                              Common Stock           Development
                         Shares         Amount          Stage           Total
                       ----------     ----------     ----------      ----------
Shares issued to
founders for cash       4,000,000     $      400     $       --      $      400
Net loss                       --             --           (696)           (696)
                       ----------     ----------     ----------      ----------
Balances at
April 30, 2004          4,000,000            400           (696)           (296)

Shares issued for:
  - cash                1,051,700        105,120             --         105,120
Imputed interest               --            144             --             144
Net loss                       --             --        (29,189)        (29,189)
                       ----------     ----------     ----------      ----------
Balances at
April 30, 2005          5,051,700        105,664     $  (29,885)     $   75,779
                       ==========                    ==========      ==========
Less: par                                  5,052
                                      ----------
Additional
paid in capital                       $  100,612
                                      ==========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

================================================================================

                            CYGNI SYSTEMS CORPORATION
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
  Year ended April 30, 2005 and Periods from March 18, 2004 (inception) through
                            April 30, 2004 and 2005

                                                        Inception     Inception
                                                         Through       Through
                                                        April 30,     April 30,
                                            2005          2004          2005
                                          ---------     ---------     ---------
CASH FLOWS FROM OPERATING
ACTIVITIES
   Net loss                               $ (29,189)    $    (696)    $ (29,885)
   Imputed interest                             144            --           144
                                          ---------     ---------     ---------

NET CASH USED IN OPERATING
ACTIVITIES                                  (29,045)         (696)      (29,741)
                                          ---------     ---------     ---------

CASH FLOWS FROM FINANCING
ACTIVITIES
   Proceeds from sale of common stock       105,120           400       105,520
   Proceeds from loans payable
   - related party                            2,211           696         2,907
                                          ---------     ---------     ---------
NET CASH PROVIDED BY FINANCING
   ACTIVITIES                               107,331         1,096       108,427
                                          ---------     ---------     ---------

NET CHANGE IN CASH                           78,286           400        78,686
Cash balance, beginning of period               400            --            --
                                          ---------     ---------     ---------

Cash balance, end of period               $  78,686     $     400     $  78,686
                                          =========     =========     =========

Supplemental information:

Income taxes paid                         $      --     $      --     $      --
Interest paid                                    --            --            --

                 See accompanying summary of accounting policies
                       and notes to financial statements.

================================================================================

                            CYGNI SYSTEMS CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Cygni Systems Corporation ("Cygni") was incorporated in Nevada on March 18, 2004. Cygni was organized for the purpose of undertaking design, development, and sales of online and network security software as well as provision of online and network security consulting services.

Cygni's current purpose is to seek, investigate and, if such investigation warrants, merge or acquire an interest in business opportunities presented to it by persons or companies who or which desire to seek the perceived advantages of a Securities Exchange Act of 1934 registered corporation.

Cygni is in the development stage and has elected April 30 as its fiscal year end.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition. Cygni has had no revenue since inception.

Cash and cash equivalents. For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less.

Income Taxes. Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse.

Basic and diluted Loss Per Share. Basic loss per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net loss per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Foreign Currency Translation. Cygni is based in Canada although it is incorporated in Nevada. Since inception, all transactions have been in U.S. dollars, although that will change when operating activities commence. An account, Other Comprehensive Income, will be added to Stockholders' Equity that will represent changes in the value of the Canadian dollar relative to the U.S. dollar. As of each balance sheet date, the Canadian operations will translate its assets and liabilities into U.S. dollars at the exchange rate in effect on that date. There are no hedging contracts. Revenues and expenses during each period will be translated at the average exchange rates of those periods. Equity accounts are translated at historical amounts. Translation adjustments are deferred in the equity account, Other Comprehensive Income (Loss), a separate component of Stockholders' Equity.

Recently Issued Accounting Pronouncements. Cygni does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on their financial position, results of operations or cash flow.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Cygni incurred recurring net losses of $ 696, and $29,189 in fiscal 2004 and 2005, respectively, has negative cash flows from operating activities of $29,045 and total assets of $78,686 does not provide adequate working capital for Cygni to successfully operate its business during the next 12 months. These conditions raise substantial doubt as to Cygni's ability to continue as a going concern. Management is trying to raise additional capital. The financial statements do not include any adjustments that might be necessary if Cygni is unable to continue as a going concern.

NOTE 3 - INCOME TAX

Cygni uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2005 and 2004, Cygni incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $29,700 at April 30, 2005, and will expire in the years 2024 through 2025.

At April 30, 2005, deferred tax assets consisted of the following:

         Deferred tax assets
            Net operating losses                    $   4,461
            Less: valuation allowance                  (4,461)
                                                    ---------
         Net deferred tax asset                     $      --
                                                    ---------

NOTE 4 - COMMON STOCK

During fiscal 2004, Cygni sold 4,000,000 common shares to its founders for $400.

During January 2005, Cygni sold 1,051,700 common shares for $105,120.

NOTE 5 - SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Loans payable to a related party of $2,907 at April 30, 2005 represent funds advanced to Cygni by an officer. These advances are due on demand, bear no interest and are unsecured. Imputed interest expense of 8% was recorded during the period.

Cygni neither owns nor leases any real or personal property. An officer has provided office services without charge. Such costs are immaterial to the financial statements and accordingly are not reflected herein.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 2, 2005, the Company dismissed its independent auditor, Malone & Bailey, PC.

During the Company's two most recent fiscal years, the opinion of Malone & Bailey, PC on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows. Each of the independent auditor's reports of Malone & Bailey, PC dated June 13, 2005 (for the year ended April 30, 2005) and May 20, 2004 (for the year ended April 30, 2004) contain "going concern" qualifications. These qualifications stated that the Company's assets did not provide adequate working capital for the Company, and thus raised substantial doubt about the Company's ability to continue as a going concern.

There were no disagreements with Malone & Bailey, PC, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Malone & Bailey, PC's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with this report.

Effective as of November 2, 2005, the Company has retained Paritz & Company, P.A., as its independent auditor.

The decision to change auditors was approved by the Company's Board of Directors.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 78.7502 of the Nevada Revised Statutes, Article VIII of the Bylaws of the Company indemnifies any officer, director or control person of the Company from liability, thereby making the Company responsible for any expenses or damages incurred by such officer, director or control person in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

In addition, at the present time, each member of the Company's board of directors and each officer of the Company (each such individual, an "Indemnitee") has entered into an indemnification agreement (the "Indemnification Agreement") with the Company, pursuant to which the Company has agreed to indemnify Indemnitee for, and hold Indemnitee harmless from and against, any Losses or Expenses (as such terms are defined in the Indemnification Agreement) at any time incurred by or assessed against Indemnitee arising out of or in connection with the service of Indemnitee as a director, advisory director, Board Committee member, officer, employee or agent of the Company or of an Affiliate, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as an Officer or Director of the Company or of an Affiliate, to the fullest extent permitted by law.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee                                                     $ 3,584
Printing Expenses                                                        $ 1,500
Accounting/administrative Fees and Expenses                              $ 7,500
Blue Sky Fees/Expenses                                                   $ 4,500
Legal Fees/ Expenses                                                     $ 7,500
Transfer Agent Fees                                                      $   500
Miscellaneous Expenses                                                   $ 2,500
================================================================================
TOTAL                                                                    $27,584

                     RECENT SALES OF UNREGISTERED SECURITIES

August 19, 2005 issuance of Common Stock

On August 19, 2005, the Company entered into and closed a Share Exchange Agreement (the "Share Exchange Agreement") with XL Generation AG. Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XL Generation AG in exchange for the issuance to XL Generation AG's shareholders of 15,000,000 shares of restricted common stock (the "Common Stock") of the Company (the "Exchange Offer"). No cash compensation was received for the Common Stock; the consideration received in respect of such issuance consisted of all of the issued and outstanding common stock of XL Generation AG.

XL Generation AG is domiciled in Zug, Switzerland. The Exchange Offer was made to the shareholders of the common stock of XL Generation AG pursuant to the exemption from registration provided by Regulation S promulgated under the U.S. Securities Act of 1933, as amended. To the knowledge of the Company, all of XL Generation AG shareholders who have sold their shares are non-U.S. persons. These shares of common stock of XL Generation AG were acquired from the Alain Lemieux Trust, a trust formed in the Jersey Islands, and from Mr. Albert Beerli, a resident of Switzerland.

November 8, 2005 issuance of Common Stock and Series A Warrants

On November 8, 2005, the Company entered into a Common Stock Purchase Agreement with each of Capex Investments Limited, Aton Select Fund Limited and Asset Protection Fund Limited (each a "Purchaser," and collectively, the "Purchasers"). Pursuant to the Common Stock Purchase Agreements, each Purchaser agreed to pay one million dollars ($1,000,000) to purchase from the Company (i) 1,111,111 shares of the Company's common stock; and (ii) Series A Warrants entitling each Purchaser to purchase up to an additional 1,111,111 shares of the Company's common stock at an exercise price initially set at $1.25 per share. The Series A Warrants shall expire on November 8, 2007, and contain customary adjustment provisions in the event of changes in the capitalization of the Company. In connection with these Common Stock Purchase Agreements, the Company entered into a Registration Rights Agreement with each of the Purchasers, pursuant to which the Company agreed to register a total of 2,222,222 shares for each Purchaser, representing the total number of shares of common stock sold to such Purchaser and those shares of common stock to be issued to the Purchaser upon the exercise of the Series A Warrant.

The offering price for the aggregate of 3,333,333 shares of the Company's common stock and Series A Warrants to purchase up to an additional 3,333,333 shares of the Company' common stock was a total of $3,000,000 (consisting of $1,000,000 from each of the Purchasers). No underwriting commissions were paid or discounts granted to underwriters.

The Company entered into the aforementioned transaction in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D and Regulation S promulgated thereunder. Each of the Purchasers have represented in their respective Common Stock Purchase Agreements that they are an "accredited investor" (as defined in Rule 501 of Regulation D) and that they are not a "U.S. Person" (as such term is defined in Regulation S).

On December 5, 2005, the Company and two of the three Purchasers agreed to an amendment of the terms of the aforementioned transaction. Aton Select Fund Limited has agreed to the cancellation of the Series A Warrant it was granted pursuant to the Common Stock Purchase Agreement executed on November 8, 2005, and has relinquished its right to purchase up to an additional 1,111,111 shares of the Company's common stock at $1.25 per share. Asset Protection Fund Limited has agreed to reduce the number of shares of the Company's common stock it is entitled to purchase pursuant to the Series A Warrants from 1,111,111 to 330,000 shares.

December 6, 2005 issuance of Common Stock and Series B Warrants

On December 6, 2005, the Company entered into a Common Stock Purchase Agreement with Professional Trading Services SA. Pursuant to the Common Stock Purchase Agreements, Professional Trading Services SA agreed to pay four hundred thousand dollars ($400,000) to purchase from the Company (i) 400,000 shares of the Company's common stock; and (ii) Series B Warrants entitling Professional Trading Services SA to purchase up to an additional 800,000 shares of the Company's common stock at an exercise price initially set at $1.25 per share. The Series B Warrants shall expire on June 6, 2006, and contain customary adjustment provisions in the event of changes in the capitalization of the Company. In connection with this Common Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with Professional Trading Services SA, pursuant to which the Company agreed to register 800,000 shares for Professional Trading Services SA, representing the total number of shares of common stock sold to such Professional Trading Services SA and those shares of common stock to be issued to Professional Trading Services SA upon the exercise of the Series B Warrant.

The offering price for the 400,000 shares of the Company's common stock and Series B Warrants to purchase up to an additional 800,000 shares of the Company' common stock was a total of $400,000. No underwriting commissions were paid or discounts granted to underwriters.

The Company entered into the aforementioned transaction in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation D and Regulation S promulgated thereunder. Professional Trading Services SA represented in the Common Stock Purchase Agreements that it is an "accredited investor" (as defined in Rule 501 of Regulation D) and that it is not a "U.S. Person" (as such term is defined in Regulation S).

December 27, 2005 issuance of Common Stock and Series B Warrants

On December 27, 2005, the Company entered into an Amended and Restated Common Stock Purchase Agreement with Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited. Pursuant to this Common Stock Purchase Agreement, Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited agreed to pay three hundred thousand dollars ($300,000) to purchase from the Company (i) 300,000 shares of the Company's common stock; and (ii) Series B Warrants entitling Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited to purchase up to an additional 600,000 shares of the Company's common stock at an exercise price initially set at $1.25 per share. The Series B Warrants shall expire on June 6, 2006, and contain customary adjustment provisions in the event of changes in the capitalization of the Company.

The offering price for the 300,000 shares of the Company's common stock and Series B Warrants to purchase up to an additional 600,000 shares of the Company' common stock was a total of $300,000. No underwriting commissions were paid or discounts granted to underwriters.

The Company entered into the aforementioned transaction in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation S.

                                    EXHIBITS

Exhibit No.        Description of Exhibits

Exhibit 3.1 Articles of Incorporation, as amended to date, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 28, 2004.

Exhibit 3.2 Bylaws, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 28, 2004.

Exhibit 3.3 Certificate of Amendment to Articles of Incorporation, as filed with the State of Nevada on August 23, 2005, incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on December 30, 2005.

Exhibit 5.1        Opinion of Michael J. Morrison, Attorney at Law

Exhibit 10.1 Letter of Intent, dated as of June 29, 2005, between the Company and XL Generation AG, incorporated by reference to
                   Exhibit 99.1 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on July 6, 2005.

Exhibit 10.2 Share Exchange Agreement, dated as of August 19, 2005, between the Company and XL Generation AG, incorporated by reference to Exhibit 99.1 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on August 19, 2005.

Exhibit 10.3 Loan Agreement, dated as of September 12, 2005, between Capex Investments Limited and XL Generation AG, incorporated by reference to Exhibit 99.1 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on September 14, 2005.

Exhibit 10.4 Form of Indemnification Agreement, entered into between XL Generation International Inc. and the Company's officers and directors, incorporated by reference to Exhibit 10.4 to the Company's Report on Form 8-K/A, filed with the Securities and Exchange Commission on November 1, 2005.

Exhibit 10.5 Common Stock Purchase Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Capex Investments Limited, incorporated by reference to Exhibit
                   10.5 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.6 Common Stock Purchase Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Aton Select Fund Limited, incorporated by reference to Exhibit
                   10.6 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.7 Common Stock Purchase Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Asset Protection Fund Limited, incorporated by reference to Exhibit
                   10.7 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.8 Series A Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of November 8, 2005 to Capex Investments Limited, incorporated by reference to
                   Exhibit 10.8 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.9 Series A Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of November 8, 2005 to Aton Select Fund Limited, incorporated by reference to
                   Exhibit 10.9 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.10 Series A Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of November 8, 2005 to Asset Protection Fund Limited, incorporated by reference to Exhibit 10.10 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.11 Registration Rights Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Capex Investments Limited, incorporated by reference to Exhibit
                   10.11 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.12 Registration Rights Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Aton Select Fund Limited, incorporated by reference to Exhibit 10.12 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.13 Registration Rights Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Asset Protection Fund Limited, incorporated by reference to Exhibit
                   10.13 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.14 Amendment to the Common Stock Purchase Agreement by and between XL Generation International Inc. and Aton Select Fund Limited, dated as of December 5, 2005, incorporated by reference to Exhibit 10.14 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2005.

Exhibit 10.15 Amendment to the Common Stock Purchase Agreement by and between XL Generation International Inc. and Asset Protection Fund Limited, dated as of December 5, 2005, incorporated by reference to Exhibit 10.15 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2005.

Exhibit 10.16 Lease Agreement, dated as of August, 2005, between 866 U.N. Plaza Associates LLC and XL Generation AG, incorporated by reference to Exhibit 10.16 to the Company's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on December 30, 2005.

Exhibit 10.17 Exclusive Manufacturing License Agreement and Non Exclusive Distribution Agreement, dated as of September 23, 2005, by and between APW Inc. and XL Generation AG, incorporated by reference to Exhibit 10.17 to the Company's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on December 30, 2005.

Exhibit 10.18 Common Stock Purchase Agreement, dated as of December 6, 2005, by and among XL Generation International Inc. and Professional Trading Services SA.

Exhibit 10.19 Series B Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of December 6, 2005 to Professional Trading Services SA.

Exhibit 10.20 Registration Rights Agreement, dated as of December 6, 2005, by and among XL Generation International Inc. and Professional Trading Services SA.

Exhibit 10.21 Amended and Restated Common Stock Purchase Agreement, dated as of December 27, 2005, by and among XL Generation International Inc. and Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited.

Exhibit 10.22 Series B Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of December 27, 2005 to Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited.

Exhibit 10.23 Agreement of Withdrawal From Stadium SA, by and between Stadium SA and XL Generation AG.

Exhibit 10.24 License Agreement, dated January 2005, between XL Generation AG and WKF/5 Limited.

Exhibit 10.25 Amendment to License Agreement, dated June 30, 2005, between XL Generation AG, WKF/5 Limited and Alain Lemieux.

Exhibit 10.26      Form of Subscription Agreement, incorporated by reference to
                   Exhibit 99.1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 28, 2004.

Exhibit 23.1       Consent of Paritz & Company, P.A.

Exhibit 23.2       Consent of Malone & Bailey, PC

Exhibit 23.3       Consent of Michael J. Morrison, Attorney at Law (included in
                   Exhibit 5.1)

Exhibit 24         Power of Attorney (included in the signature page)

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
            (iii) Include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);
            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Montreal, Quebec, Canada on this 12th day of January, 2006.

                                      XL Generation International Inc.


                                      By: /s/ Alain Lemieux
                                          --------------------------------------
                                          Name: Alain Lemieux
                                          Title: Principal Executive Officer


                                      By: /s/ Flemming Munck
                                          --------------------------------------
                                          Name: Flemming Munck
                                          Title: Principal Financial Officer and
                                          Principal Accounting Officer

                   DIRECTOR SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alain Lemieux, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


/s/ Alain Lemieux
-------------------------------
Name:  Alain Lemieux
Title: CEO, President and Director
Dated: January 12, 2006


/s/ Flemming Munck
-------------------------------
Name:  Flemming Munck
Title: CFO and Director
Dated: January 12, 2006


/s/ Alexander C. Gilmour, CVO
-------------------------------
Name:  Alexander C. Gilmour, CVO
Title: Chairman of the Board
Dated: January 12, 2006


/s/ Daniel Courteau
-------------------------------
Name:  Daniel Courteau
Title: Secretary and Director
Dated: January 12, 2006


/s/ Claude Pellerin
-------------------------------
Name:  Claude Pellerin
Title: Director
Dated: January 12, 2006


/s/ Harnam Kakkar
-------------------------------
Name:  Harnam Kakkar
Title: Director
Dated: January 12, 2006